EXHIBIT 10.20(A)

OFFICE LEASE

WESTBROOK CORPORATE CENTER

THIS OFFICE LEASE (this “Lease”) is made as of January 14, 2004, by and between

“Landlord”                                          The Multi-Employer Property Trust, a trust organized under 12 C.F.R. Section 9.18

and

“Tenant”                                              Cephalon, Inc., a Delaware corporation

TABLE OF CONTENTS

SECTION 1:	DEFINITIONS

1.1	Definitions

SECTION 2:	PREMISES AND TERM

2.1	Lease of Premises

2.2	Lease Term

2.3	Plans and Specifications

2.4	Tenant Improvements

2.5	Intentionally Omitted.

2.6	Intentionally Omitted

2.7	Reception Desk

2.8	Intentionally Omitted

2.9	Intentionally Omitted

2.10	Use and Conduct of Business

2.11	Compliance with Governmental Requirements and Rules and Regulations

2.12	Option to Renew

2.13	Right of First Offer to Lease Additional Space

SECTION 3:	BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1	Payment of Rental

3.2	Base Rent

3.3	Supplemental Rent

3.4	Additional Rent

3.5	Utilities

3.6	Holdover

3.7	Late Charge

3.8	Default Rate

SECTION 4:	GENERAL PROVISIONS

4.1	Maintenance and Repair by Landlord

4.2	Maintenance and Repair by Tenant

4.3	Common Areas/Security

4.4	Building Services

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4.5	Tenant Alterations

4.6	Tenant’s Work Performance

4.7	Surrender of Possession

4.8	Removal of Property

4.9	Access

4.10	Damage or Destruction

4.11	Condemnation

4.12	Intentionally Omitted

4.13	Indemnification

4.14	Tenant Insurance

4.15	Landlord’s Insurance

4.16	Waiver of Subrogation

4.17	Assignment and Subletting by Tenant

4.18	Assignment by Landlord

4.19	Estoppel Certificates and Financial Statements

4.20	Modification for Lender

4.21	Hazardous Substances

4.22	Access Laws

4.23	Quiet Enjoyment

4.24	Signs

4.25	Subordination

4.26	Intentionally Omitted

4.27	Brokers

4.28	Exculpation and Limitation of Liability

4.29	Intentionally Omitted

4.30	Mechanic’s Liens and Tenant’s Personal Property Taxes

4.31	Satellite Antenna

4.32	Parking

SECTION 5:	DEFAULT AND REMEDIES

5.1	Events of Default

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5.2	Remedies

5.3	Right to Perform

5.4	Landlord’s Default

SECTION 6:	MISCELLANEOUS PROVISIONS

6.1	Notices

6.2	Attorney’s Fees and Expenses

6.3	No Accord and Satisfaction

6.4	Successors; Joint and Several Liability

6.5	Choice of Law

6.6	No Waiver of Remedies

6.7	Offer to Lease

6.8	Force Majeure

6.9	Landlord’s Consent

6.10	Severability; Captions

6.11	Interpretation

6.12	Incorporation of Prior Agreement; Amendments

6.13	Authority

6.14	Time of Essence

6.15	Survival of Obligations

6.16	Consent to Service

6.17	Landlord’s Authorized Agents

6.18	Waiver of Jury Trial

6.19	Representations and Warranties of Landlord

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LISTING OF EXHIBITS

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SECTION 1:   DEFINITIONS

1.1                                                         Definitions:  Each underlined term in this section shall have the meaning set forth next to that underlined term.  Capitalized terms that are used in this Lease without definition but are defined in any of the Exhibits to this Lease shall have the meanings ascribed to those terms in the applicable Exhibit.

Access Laws:  The Americans With Disabilities Act of 1990 (including the Americans with Disabilities Act Accessibility Guidelines for Building and Facilities) and all other Governmental Requirements relating to the foregoing.

Additional Rent:  Defined in Paragraph 3.4 captioned “Additional Rent”.

Additional Space: Defined in Paragraph 2.13 captioned “Right of First Offer to Lease Additional Space”.

Additional Space Commencement Date: Defined in Paragraph 2.13 captioned “Right of First Offer to Lease Additional Space”.

Base Amount Allocable to the Premises:  Defined in Paragraph 3.4 captioned “Additional Rent”.

Base Rent:  Base Rent shall be as follows:

	Annual		Monthly
Lease Year	Base Rent		Base Rent

1	$	[**]	$	[**]
2	$	[**]	$	[**]
3	$	[**]	$	[**]
(if the first renewal option is validly exercised)
4	$	[**]	$	[**]
(if the second renewal option is validly exercised)
5	as determined pursuant to subparagraph 2.12(d)
(if the third renewal option is validly exercised)
6-10	as determined pursuant to subparagraph 2.12(d)

Base Year:  2004.

Brokers:  Tenant was represented in this transaction by Julien J. Studley, Inc., a licensed real estate broker.  Landlord was represented in this transaction by Trammell Crow Services, Inc., a licensed real estate broker.

Building:  The building located on the Land at 41 Moores Road, Frazer, Pennsylvania 19355 commonly known as Westbrook Corporate Center and containing approximately 187,653 rentable square feet.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Business Day:  Calendar days, except for Saturdays and Sundays and the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Business Hours:  From 7:00 a.m. to 6:00 p.m. on Business Days and from 9:00 a.m. to 1:00 p.m. on Saturdays.

Claims: An individual and collective reference to any and all claims, demands, damages, injuries, losses, liens, liabilities, penalties, fines, lawsuits, actions, other proceedings and expenses (including attorneys’ fees and expenses incurred in connection with the proceeding whether at trial or on appeal).

Commencement Date:  The date on which Tenant takes possession of any part or portion of the Premises, whether for construction of Tenant Improvements or for the Permitted Use.

ERISA:  The Employee Retirement Income Security Act of 1974, as now or hereafter amended, and the regulations promulgated under it.

Estimated Operating Costs Allocable to the Premises:  Defined in Paragraph 3.4, captioned “Additional Rent”.

Events of Default:  One or more of those events or state of facts defined in Paragraph 5.1, captioned “Events of Default”.

Excess Operating Costs Allocable to the Premises: Defined in Paragraph 3.4 captioned “Additional Rent”.

Force Majeure:  Any one or more of the following: act of God, strike, lockout, labor trouble or dispute, inability to procure or shortage of material or labor, failure of power or utility, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, Governmental Requirements (including mandated changes in the Plans and Specifications or the Tenant Improvements resulting from changes in pertinent Governmental Requirements or interpretations thereof), riot, insurrection, civil commotion, terrorism, sabotage, explosion, war, natural or local emergency, act or omission of others, including Landlord or Tenant, as the case may be, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord or Tenant, as the case may be.

Governmental Agency:  The United States of America, the state in which the Land is located, any county, city, district, municipality or other governmental subdivision, court or agency or quasi-governmental agency having jurisdiction over the Land and any board, agency or authority associated with any such governmental entity, including the fire department having jurisdiction over the Land.

Governmental Requirements:  Any and all statutes, ordinances, codes, laws, rules, regulations, orders and directives of any Governmental Agency as now or later amended.

Hazardous Substance(s):  Asbestos, PCBs, petroleum or petroleum-based chemicals or substances, urea formaldehyde or any chemical, material, element, compound, solution, mixture,

substance or other matter of any kind whatsoever which is now or later defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any Governmental Agency.

Land:  The land upon which the Building is located in Chester County, Pennsylvania, as legally described in Exhibit A attached to this Lease.

Landlord:  The trust named on the first page of this Lease, or its successors and assigns as provided in Paragraph 4.18, captioned “Assignment by Landlord”.

Landlord’s Agents:  Any and all partners, officers, agents, employees, contractors, trustees, investment advisors and consultants of Landlord.

Lease Term:  The Lease Term shall commence on the Commencement Date and end thirty-six (36) months following the Rent Commencement Date.  The “Lease Term,” as used herein, shall also include a Renewal Term, if exercised, and the duration of the Lease Term shall be extended accordingly.  The Lease Term is divided into an “Interim Period,” which begins on the Commencement Date and ends the day preceding the Rent Commencement Date, and “Lease Years,” the first of which commences on the Rent Commencement Date and ends on the date twelve (12) months thereafter, with each succeeding Lease Year being the twelve (12) month period immediately following the expiration of the preceding Lease Year.

Manager:  Trammell Crow Services, Inc., or its replacement as specified by written notice from Landlord to Tenant.

Manager’s Address:  c/o Trammell Crow Company, 101 West Elm Street, Suite 400, Conshohocken, PA 19428-2009

Mortgage: Defined in Paragraph 4.25, captioned “Subordination”.

Mortgagee: Defined in Paragraph 4.25, captioned “Subordination”.

Operating Costs:  Defined in Paragraph 3.4, captioned “Additional Rent”.

Operating Costs Allocable to the Premises:  Defined in Paragraph 3.4, captioned “Additional Rent”.

Permitted Use:  General and executive office uses and any other uses incidental thereto, including, but not limited to, a pantry for the exclusive use of Tenant’s employees (which pantry may contain a microwave, refrigerator, and table and chairs), a cafeteria for the exclusive use of Tenant’s employees,  and a training facility for the exclusive use of Tenant’s employees.

Plans and Specifications:  Those certain plans and specifications for the Tenant Improvements prepared by Tenant and approved by Landlord in accordance with Exhibit C.

Premises: The portion of the Building depicted on Exhibit B, which consists of approximately 38,933 rentable square feet on the first floor of the Building, approximately 42,590 square feet on the second floor of the Building and approximately 32,226 square feet on the third floor of the Building, for an aggregate of approximately 113,749 rentable square feet.

Tenant agrees that the rentable area of the Premises, as set forth in this paragraph, shall be the rentable area of the Premises for all purposes of this Lease.

Prime Rate:  Defined in Paragraph 3.8, captioned “Default Rate”.

Property:  The Land together with all improvements thereon, including without limitation, the Building.

Property Taxes:  (a) Any form of ad valorem real or personal property tax or assessment imposed by any Governmental Agency on the Land, Building, related improvements or any personal property owned by Landlord associated with such Land, Building or improvements; (b) any other form of tax or assessment, license fee, license tax, tax or excise on rent or any other levy, charge, expense or imposition made or required by any Governmental Agency on any interest of Landlord in such Land, Building, related improvements or personal property; (c) any fee for services charged by any Governmental Agency for any services such as fire protection, street, sidewalk and road maintenance, refuse collection, school systems or other services provided or formerly provided to property owners and residents within the general area of the Land; (d) any governmental impositions allocable to or measured by the area of any or all of such Land, Building, related improvements or personal property or the amount of any base rent, additional rent or other sums payable under any lease for any or all of such Land, Building, related improvements or personal property, including any tax on gross receipts or any excise tax or other charges levied by any Governmental Agency with respect to the possession, leasing, operation, maintenance, alteration, repair, use or occupancy of any or all of such Land, Building, related improvements, personal property or the rent earned by any part of or interest in such Land, Building, related improvements or personal property; and (e) any impositions by any Governmental Agency on any transaction evidenced by a lease of any or all of such Land, Building, related improvements or personal property or charge with respect to any document to which Landlord is a party creating or transferring an interest or an estate in any or all of such Land, Building, related improvements or personal property.  Property Taxes shall not include taxes on Landlord’s net income or any inheritance, estate, gift, capital levy, franchise, transit, profit, capital stock or transfer taxes, nor shall Property Taxes include any judgments, penalties, liens, interest or late fees resulting from Landlord’s failure to pay in a timely manner any Property Taxes, unless Tenant shall have failed to pay Landlord for either estimated or actual Property Taxes pursuant to Paragraph 3.4 hereof.

Rent Commencement Date: The later of (a) March 1, 2004 or (b) the date Landlord delivers to Tenant a current certificate of occupancy and/or use and occupancy permit subject to only those conditions imposed by the Township relating to the open plan areas.

Security Deposit:  None.

Tenant:  The person or entity named on the first page of this Lease.

Tenant Alterations:  Defined in Paragraph 4.5, captioned “Tenant Alterations”.

Tenant Improvement Allowance:  The maximum amount to be expended by Landlord for the cost of Tenant Improvements (including architectural, engineering, permitting, and space planning fees), which maximum shall not exceed $[**] ($[**] per rentable square foot of space in the Premises).

Tenant Improvements:  Those alterations or improvements to the Premises as appear and are depicted in the Plans and Specifications.

Tenant’s Agents:  Any and all officers, partners, members, directors, contractors, subcontractors, consultants, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors of Tenant.

Tenant’s Pro Rata Share: A fraction, the numerator of which is the number of rentable square feet of floor area in the Premises, and the denominator of which is the number of rentable square feet of floor area in the Building, or 60.62%.  Notwithstanding the foregoing, for purposes of determining the Excess Operating Costs Allocable to the Premises, Tenant’s Pro Rata Share for the first Lease Year is deemed to be 39.97% and Tenant’s Pro Rata Share for the second Lease Year is deemed to be 49.03%.

Tenant’s Construction Representative.  A person or entity to be named by Tenant by notice to Landlord prior to the construction of any Tenant Improvements pursuant to Paragraph 2.4, who shall serve as Tenant’s construction representative during the construction of the Tenant Improvements.

Year:  A calendar year commencing January 1 and ending December 31.

SECTION 2:   PREMISES AND TERM

2.1                                                         Lease of Premises.  Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions set forth in this Lease.

2.2                                                         Lease Term.  The Lease Term shall be for the period stated in the definition of that term, unless earlier terminated as provided in this Lease.

2.3                                                         Plans and Specifications. Plans and Specifications shall be prepared, received and approved as provided in Exhibit C.  Terms used in Exhibit C but not defined therein shall have the meaning given in this Lease.

2.4                                                         Tenant Improvements. Tenant shall design and construct the Tenant Improvements for the Premises in accordance with the provisions of Exhibit C attached hereto.  Landlord shall make disbursements to Tenant from the Tenant Improvement Allowance for the cost of designing and constructing the Tenant Improvements for the Premises in an amount not to exceed the Tenant Improvement Allowance, in accordance with the provisions of Exhibit C. All Tenant improvements paid for out of the Tenant Improvement Allowance shall be the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease.

2.5                                                         Intentionally Omitted.

2.6                                                         Intentionally Omitted

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.7                                                         Reception Desk.  Tenant shall not use the west lobby of the Premises for purposes other than ingress and egress; provided, however, Tenant shall be permitted, subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, to install and operate a reception desk/security station and related electrical, voice and data connections (collectively, the “Reception Desk”) in the west lobby of the Premises. Tenant hereby agrees that, if Tenant elects to install and operate the Reception Desk in the west lobby of the Premises, Tenant shall:

(a)                                                          Install the Reception Desk in a good and workmanlike manner, in compliance with all applicable Governmental Requirements.

(b)                                                         Upon expiration or the sooner termination of this Lease, remove the Reception Desk (together with all electrical, voice and data connections), repair any damage caused by such removal and restore any affected area of the lobby to substantially the same condition as of the Commencement Date.

2.8                                                         Intentionally Omitted

2.9                                                         Intentionally Omitted.

2.10                                                   Use and Conduct of Business.  The Premises are to be used only for the Permitted Use, and for no other business or purpose without the prior consent of Landlord.  Landlord makes no representation or warranty as to the suitability of the Premises for Tenant’s intended use.  Tenant shall, at its own cost and expense, obtain and maintain any and all licenses, permits, and approvals necessary or appropriate for its use, occupation and operation of the Premises.  Tenant’s inability to obtain or maintain any such license, permit or approval necessary or appropriate for its use, occupation or operation of the Premises shall not relieve it of its obligations under this Lease, including the obligation to pay Base Rent and Additional Rent.  No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on any or all of the Land or Building (which insurance premiums are based upon the use of the Premises for general office purposes).  Tenant shall not: (a) commit or allow to be committed or exist any waste upon the Premises, (b) commit or allow to be committed or exist any public or private nuisance, (c) knowingly violate any reasonable provisions of Landlord’s contracts affecting any or all of the Land or Building, (d) create any work stoppage, strike, picketing, labor disruption or dispute, or (e) interfere in any material way with the business of Landlord or with the rights or privileges of any contractors, subcontractors, licensees, agents, concessionaires, subtenants, servants, employees, customers, guests, invitees or visitors or any other persons lawfully in and upon the Land or Building.  Tenant shall not, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or any increase in the normal consumption level of electric power. If any of Tenant’s machines and equipment should disturb the quiet enjoyment of any other tenant in the Building, then Tenant shall provide, at its sole cost and expense, adequate insulation or take other such action, including removing such machines and equipment, as may be necessary to eliminate the disturbance.

2.11                                                   Compliance with Governmental Requirements and Rules and Regulations.  Tenant shall comply with all Governmental Requirements relating to its use, occupancy and operation of the Premises and shall observe such reasonable rules and regulations of general application as may be adopted and published by Landlord from time to time for the safety, care and cleanliness of the Premises, the Building and the Land, and for the preservation of good order in the Building, including the Rules and Regulations attached to this Lease as Exhibit E. However, in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control. Notwithstanding the foregoing, during construction of the Tenant Improvements, the following Rules listed on Exhibit E shall be temporarily suspended, and Tenant’s performance of these three obligations shall be governed instead by the Plans and Specifications and by the reasonable requirements imposed by Landlord’s construction manager: first sentence of Rule 3, solely as it relates to obstructions of the west wing of the Building, 18, 22, third sentence of Rule 29 (relating to overnight parking of vehicles) and 31.

2.12                                                   Option to Renew.  Landlord hereby grants Tenant three (3) options to renew the Lease Term, upon the following terms and conditions:

(a)                                                          Each of the first two renewal terms (a renewal term, once exercised, is referred to in this Section as a “Renewal Term”) shall be for one (1) year, with the first Renewal Term, if exercised, commencing on the day following the expiration date of the initial Lease Term of this Lease and expiring at midnight on the day preceding the one year anniversary of the commencement date of the first Renewal Term, and the second Renewal Term, if exercised, commencing on the day following the expiration date of the first Renewal Term, and expiring at midnight on the day preceding the one year anniversary of the commencement of the second Renewal Term;

(b)                                                         The third Renewal Term shall be for five (5) years and, if exercised, shall commence on the day following the expiration date of the second Renewal Term and expiring at midnight on the day preceding the five year anniversary of the commencement date of the third Renewal Term;

(c)                                                          Tenant must exercise a renewal option, if at all, upon at least twelve (12) months written notice to Landlord, prior to the expiration date of, as applicable, the initial Lease Term, the first Renewal Term or the second Renewal Term;

(d)                                                         At the time Tenant delivers a notice of election to renew to Landlord, this Lease must be in full force and effect, Tenant must not have assigned this Lease or sublet more than fifteen (15%) percent of the Premises, and no Event of Default shall have occurred and be continuing hereunder;

(e)                                                          Each Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that (1) the annual Base Rent for the first Renewal Term shall be as stated in the definition of the term “Base Rent”, and (2) the annual Base Rent for the second and third Renewal Terms shall be the then-current Fair Market Rent of the Premises as of the first day of the second Renewal Term or third Renewal Term, as applicable, but in no event less than the annual Base Rent payable during the prior Renewal Term; and

(f)                                                            Exercise of the renewal option with respect to the second and third Renewal Terms is subject to Tenant having validly exercised its option with respect to the prior Renewal Term, and there shall be no further privilege of renewal beyond the third Renewal Term.

As used in this Section, “Fair Market Rent” shall mean the amount of annual Base Rent, expressed in dollars and cents per rentable square foot, equal to the market rental then being negotiated for comparable space in Class A office buildings in the Route 202 – Valley Forge – King of Prussia office sub-market, adjusted to reflect a 2004 Base Year.  In the event that Landlord and Tenant are unable to agree on the Fair Market Rent for the Renewal Term within thirty (30) days after Tenant’s exercise of its renewal option, either party may require determination of the Fair Market Rent for such Renewal Term by giving written notice to that effect to the other party, which notice shall designate a real estate broker selected by the initiating party having at least ten (10) years experience in the office leasing business in the Route 202 – Valley Forge – King of Prussia office sub-market.  Within fifteen (15) days after receipt of such notice, the other party to this Lease shall select a real estate broker meeting the same requirements and give written notice of such selection to the initiating party.  Within fifteen (15) days after selection of the second broker, the two (2) real estate brokers so selected shall select a third real estate broker having at least ten (10) years experience in the office leasing business in the Route 202 – Valley Forge – King of Prussia office sub-market who (and whose firm) is not then employed as a leasing broker or management agent by either party or any of their respective affiliates.  Each of the three (3) brokers shall determine the Fair Market Rent rate for the Premises as of the commencement of the Renewal Term for a term equal to the Renewal Term within fifteen (15) days after the appointment of the third broker.  The Fair Market Rent shall be equal to the arithmetic average of such three determinations; provided, however, that if any such broker’s determination deviates more than five percent (5%) from the median of such determinations the Fair Market Rent shall be an amount equal to the average of the two (2) closest determinations.  Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination.  The cost and fees of the third broker shall be paid one-half by Landlord and one-half by Tenant.  If a party fails to designate a real estate broker within the time period required by this Paragraph, the “third” real estate broker shall be selected by the broker designated by the initiating party, and those two brokers shall determine the Fair Market Rental by averaging their determinations.

If Tenant exercises an option to renew, Landlord and Tenant shall execute and deliver an amendment to this Lease confirming the commencement and expiration dates of the Renewal Term, and any other relevant terms and conditions agreed upon by Landlord and Tenant applicable during such Renewal Term.  In such event the term “Lease Term” whenever used herein shall be deemed to include such Renewal Term.

2.13                                                   Right of First Offer to Lease Additional Space. If at any time during the Lease Term (including any Renewal Term) Landlord receives notice that the approximately 73,904 rentable square feet of space within the Building (the “Additional Space”) currently leased by Systems & Computer Technology Corporation (“S&CTC”), is to become vacant and available, Landlord shall extend to Tenant a right of first offer to lease all of the Additional

Space or a portion of the Additional Space (the “First Offer Right”) upon the following terms and conditions:

(a)                                                          Landlord shall give Tenant written notice that the Additional Space is available, which written notice shall specify the date (no earlier than thirty (30) days from the date of such letter) on which the Additional Space is projected to be available for lease by Tenant (the “Additional Space Commencement Date”);

(b)                                                         If Tenant elects to exercise its First Offer Right with respect to a portion of the Additional Space, then Tenant shall specify whether Tenant is exercising such right with respect to the space available on the first, second or third floors and shall be required to include all the space available on the specified floor(s) in such exercise;

(c)                                                          If Tenant elects to exercise its First Offer Right with respect to the Additional Space Tenant shall deliver notice of such election to Landlord within thirty (30) days after receipt of Landlord’s notice that the Additional Space is available and Tenant’s notice shall specify the Additional Space to be taken by Tenant;

(d)                                                         As a condition to exercising the First Offer Right, at least two (2) Lease Years must remain in the then-current Lease Term, as extended or renewed pursuant to Paragraph 2.12;

(e)                                                          At the time the Additional Space becomes available, Tenant shall not have assigned this Lease or sublet the Premises and no Event of Default shall have occurred and be continuing hereunder;

(f)                                                            If the First Offer Right is exercised, the lease for such Additional Space shall be upon the same terms, covenants and conditions as contained in this Lease, except that (1) if the Additional Space Commencement Date is earlier than March 1, 2009, the annual Base Rent payable with respect to the Additional Space leased by Tenant for the period from the Additional Space Commencement Date through February 28, 2009 shall be the Fair Market Rental, but not less than the per rentable square foot annual Base Rent payable with respect to the Premises; (2) the annual Base Rent for the period, if any, from and after March 1, 2009 shall be the Annual Base Rent payable for the applicable Lease Years with respect to the Premises, proportionally increased to include the rentable square footage of the Additional Space leased by Tenant in the rentable square footage of the Premises; (3) the Additional Space shall be delivered to Tenant in its then as-is condition, (4) Tenant’s Pro Rata Share shall be proportionally increased to include the portion of the Additional Space leased by Tenant; and

(d)                                 This First Offer Right is subject to the renewal rights granted to S&CTC in connection with its leasing of the Additional Space.

SECTION 3:   BASE RENT, ADDITIONAL RENT AND OTHER SUMS PAYABLE UNDER LEASE

3.1                                                         Payment of Rental.  Tenant agrees to pay Base Rent, Additional Rent and any other sum due under this Lease to Landlord without demand, deduction, credit, adjustment or offset of any kind or nature except as otherwise specifically provided herein, in lawful money of the United States when due under this Lease, at the offices of Manager at Manager’s Address, or to such other party or at such other place as Landlord may from time to time designate in writing. If this Lease does not specify a due date with respect to any sum payable by Tenant hereunder, such sum shall be due thirty (30) calendar days after written demand for such payment is given to Tenant.

3.2                                                         Base Rent.    Tenant agrees to pay Base Rent to Landlord without demand, in advance of or before the first day of each calendar month of the Lease Term from and after the Rent Commencement Date.  Base Rent for any partial month at the beginning or end of the Lease Term shall be prorated. No Base Rent shall be payable with respect to the Interim Period.

3.3                                                         Supplemental Rent

(a)                                                          The amount of Base Rent payable by Tenant with respect to the first and second Lease Years was negotiated between the parties with the anticipation that Tenant would not physically occupy more than 75,000 rentable square feet in the Premises during the first Lease Year and would not occupy more than 92,000 rentable square feet in the Premises during the second Lease Year. Notwithstanding anything contained herein to the contrary, Tenant shall have the right to occupy more than 75,000 rentable square feet in the Premises during the first Lease Year and to occupy more than 92,000 square feet in the Premises during the second Lease Year.  In the event Tenant occupies more than 75,000 rentable square feet in the Premises during the first Lease Year and/or more than 92,000 rentable square feet during the second Lease Year (any such additional occupied space, the “Additional Occupied Area”) Tenant shall pay to Landlord additional rent (the “Supplemental Rent”) with respect to the period the Additional Occupied Area is so occupied, as provided in this Paragraph 3.3.  Tenant shall give Landlord written notice within ten (10) calendar days after Tenant occupies Additional Occupied Area, specifying the location of the Additional Occupied Area, the rentable area of the Additional Occupied Area, the date occupancy of such Additional Occupied Area first commenced and, if Tenant does not intend to occupy such Additional Occupied Area through the end of the second Lease Year, the date Tenant anticipates that it will vacate such Additional Occupied Area.  Tenant’s failure to provide such notice to Landlord shall not affect Tenant’s obligation to pay Supplemental Rent to Landlord in accordance with this Paragraph 3.3.

(b)                                                         The Supplemental Rent payable with respect to Additional Occupied Area will be equal to the Operating Costs allocable to the Additional Occupied Area with respect to the period prior to the third Lease Year.  Supplemental Rent shall be paid on an estimated basis, based on Landlord’s estimate of Operating Costs for the applicable Year or Years, subject to reconciliation and adjustment in the same manner as for Additional Rent pursuant to Paragraph 3.4.  Landlord’s estimate of Operating Costs for the Year 2004 is $[**] per rentable square foot.  Supplemental Rent shall be paid in monthly installments equal to one-twelfth (1/12) of Landlord’s per rentable square foot estimate of Operating Costs for the applicable Year multiplied by the rentable area of the Additional Occupied Area, in advance and without demand on or before the first day of each calendar month, from the date the Additional Occupied Area is first occupied by Tenant until the last day of the second Lease Year or any earlier date that Tenant vacates such Additional Occupied Area, with the Supplemental Rent for any partial month prorated.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.4                                                         Additional Rent.  Definitions of certain terms used in this Paragraph are set forth in subparagraph 3.4.5.  Tenant agrees to pay to Landlord additional rent as computed in this Paragraph (individually and collectively the “Additional Rent”):

3.4.1                                                Rental Adjustment for Estimated Operating Costs.  Landlord shall furnish Tenant a written statement of Estimated Operating Costs Allocable to the Premises for each Year following the Base Year and the amount payable monthly by Tenant for such Costs shall be computed as follows:  One-twelfth of the amount, if any, by which the Estimated Operating Costs Allocable to the Premises exceeds the Base Amount Allocable to the Premises (the “Excess Operating Costs Allocable to the Premises”) shall be Additional Rent and shall be paid monthly by Tenant for each month during such Year. If Landlord fails to deliver a written statement of the Estimated Operating Costs for any Year, Tenant shall continue to make monthly payments on account of the Estimated Operating Costs in an amount equal to the estimated monthly payment amount established for the preceding Year.  If any such written statement is furnished after the commencement of the Year, Tenant shall also make a retroactive lump-sum payment to Landlord equal to the monthly payment amount multiplied by the number of months during the Year prior to delivery of such written statement, less any payments made by Tenant for Estimated Operating Costs for such period.

3.4.2                                                Actual Costs.  Within ninety (90) days after the close of each Year, Landlord shall deliver to Tenant a written statement setting forth the Operating Costs Allocable to the Premises during the preceding Year (including 2004).  If for such Year the excess of such Operating Costs Allocable to the Premises over the Base Amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1 for such Year, Tenant shall pay the amount of such excess to Landlord within fifteen (15) calendar days after receipt of such statement by Tenant.  If such statement shows the amount by which Operating Costs Allocable to the Premises exceeds the Base Amount to be less than the Estimated Operating Costs Allocable to the Premises paid by Tenant to Landlord pursuant to subparagraph 3.4.1, then the amount of such overpayment shall be paid by Landlord to Tenant within ten (10) calendar days following the date of such statement or, at Tenant’s option, shall be credited towards the installment(s) of Additional Rent next coming due from Tenant.

3.4.3                                                Determination.  The determination of Operating Costs Allocable to the Premises shall be made by Landlord in accordance with standard accounting practices used by institutional owners of commercial real estate (“Institutional Accounting Practices”), consistently applied.  On or prior to the Rent Commencement Date, Landlord shall deliver to Tenant a statement showing the actual Operating Costs Allocable to the Premises for the years 2002 and 2003.  Each statement of Operating Costs furnished by Landlord to Tenant shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt of such statement, Tenant shall notify Landlord in writing that Tenant desires to review Landlord’s books and records with respect to such statement.  Except as provided in subparagraph (b) below, Tenant shall pay all reasonable and actual out-of-pocket costs associated with or resulting from such review, and pending the completion of such review, Tenant shall pay, without delay, the full amount of the Additional Rent due from Tenant in accordance with each such statement that Tenant desires to review.  In the event Tenant gives timely notice of its desire to review a statement of Operating Costs as provided in this Paragraph, Tenant, acting by itself or through an independent nationally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis, shall have the right, upon ten (10) days advance notice and during business hours, to inspect the books and records of Landlord applicable to the determination of such statement of the Operating Costs, for the purpose of verifying in good faith the information contained in such statement for a period of up to one (1) year after the receipt of such statement by Tenant.  Any such review shall take place at the location Landlord customarily maintains its books and records with respect to Operating Costs.  Landlord shall maintain full, complete and accurate books and records prepared in accordance with Institutional Accounting Practices with respect to Operating Costs, and shall retain such records with respect to each Year for a period not less than two (2) years following delivery of the annual statement for such Year.

(a)                                                          Tenant’s review of Landlord’s books and records shall be conditioned upon Tenant and its auditor confirming in writing that all information obtained by Tenant and its auditor as a result of such review, and any resulting compromise, settlement or adjustment between Landlord and Tenant, shall be maintained as confidential and not disclosed to any other person.  Tenant shall deliver a written report of its review of Landlord’s books and records to Landlord promptly following completion of an auditor’s review.  If as a result of Tenant’s review of Landlord’s books and records Tenant believes that the amount paid by Tenant for Operating Costs Allocable to the Premises with respect to the Year in question is in excess of the actual Operating Costs Allocable to the Premises for such Year, and Landlord does not accept Tenant’s determination and Landlord and Tenant do not otherwise agree to compromise or settle their dispute over the actual Operating Costs Allocable to the Premises within thirty (30) days after Tenant delivers the written report of its review to Landlord, then either party may require, by giving a written notice to the other, that the dispute be submitted to binding arbitration in accordance with this Paragraph.  Within fifteen (15) days after either party gives notice requiring arbitration, Landlord shall submit to Tenant a list of three (3) independent accounting firms (which shall be other than the regular certified public accountants used by Landlord and its affiliates), and Tenant shall select the accounting firm to be used as arbitrator within fifteen (15) days after Tenant receives such list from Landlord.  Each party shall have the right to submit its position regarding the matter in dispute to the selected arbitrator, in writing, with a copy to the other party.  The selected arbitrator shall review Landlord’s books and records with respect to the matter in dispute and render its written decision to Landlord and Tenant within forty-five (45) days of the arbitrator’s appointment.  Such decision shall be final and binding on Landlord and Tenant.

(b)                                                         If it is determined (whether by agreement of the parties or through arbitration) that Tenant’s payments on account of Operating Costs covered by an annual statement were in excess of the amount actually payable by Tenant for the applicable period, Landlord shall grant Tenant a rent credit for the amount of such excess within fifteen (15) days after such determination.  Similarly, if it is determined that Tenant’s payments on account were less than the amount actually due, Tenant shall pay the amount of the shortfall to Landlord within such fifteen (15) day period.  If it is determined that Tenant’s payments on account of the Operating Costs covered by such annual statement exceeded the amount actually payable by Tenant by more than [**] percent ([**]%), Landlord shall reimburse Tenant for the reasonable out of pocket costs incurred by Tenant in its review of such annual statement and pay the fee and expenses of the arbitrator, if any.  Except as provided in the preceding sentence, the cost of any review of Landlord’s books and records, including but not limited to the fees and expenses of

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any arbitrator and any reasonable copying charges imposed by Landlord, shall be at Tenant’s sole expense.

3.4.4                                                End of Term.  If this Lease shall terminate on a day other than the last day of a Year, (a) Landlord shall estimate the Operating Costs Allocable to the Premises for such Year predicated on the most recent reliable information available to Landlord; (b) the amount determined under clause (a) of this sentence shall be prorated by multiplying such amount by a fraction, the numerator of which is the number of calendar days within the Lease Term in such Year and the denominator of which is 360; (c) the Base Amount Allocable to the Premises shall be prorated in the manner described in clause (b); (d) the clause (c) amount (i.e., the prorated Base Amount Allocable to the Premises) shall be deducted from the clause (b) amount (i.e., the prorated Operating Costs Allocable to the Premises); (e) if the clause (d) amount exceeds the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term, then Tenant shall pay the excess to Landlord within fifteen (15) calendar days after Landlord’s delivery to Tenant of a statement for such excess; and (f) if the Estimated Operating Costs Allocable to the Premises paid by Tenant for the last Year in the Lease Term exceeds the clause (d) amount, then Landlord shall refund to Tenant the excess within the ten (10) calendar day period described in clause (e).  Landlord’s and Tenant’s obligations under this Paragraph shall survive the expiration or other termination of this Lease.

3.4.5                                                Definitions.  Each underlined term in this subparagraph shall have the meaning set forth next to that underlined term:

(a)                                                          Base Amount Allocable to the Premises:  The Operating Costs Allocable to the Premises for the Base Year.

(b)                                                         Estimated Operating Costs Allocable to the Premises:  Landlord’s estimate of Operating Costs allocable to the Premises for a Year to be given by Landlord to Tenant pursuant to subparagraph 3.4.1.

(c)                                                          Operating Costs: All expenses paid or incurred by Landlord for maintaining, operating, owning and repairing any or all of the Land, Building, related improvements, and the personal property used in conjunction with such Land, Building and related improvements, including all expenses paid or incurred by Landlord for:  (1) utilities, including electricity, water, gas, sewers, refuse collection, telephone charges, cable television or other electronic or microwave signal reception, steam, heat, cooling or any other service which is now or in the future considered a utility and which are not payable directly by tenants in the Building; (2) supplies; (3) cleaning and janitorial services (including window washing), landscaping and landscaping maintenance (including irrigating, trimming, moving, fertilizing, seeding and replacing plants), snow removal and other services; (4) security services, if any; (5) premiums and deductibles for insurance; (6) management fees and administrative salaries (not to increase on a cumulative basis over the management fees and administrative salaries included in the Base Amount by more than 150% of the increase in the Consumer Price Index, Urban Wage Earners & Clerical Workers, from the date of this Lease to the date of calculation); provided, however, the management fees and administrative salaries included in the Base Amount shall not exceed 4% of gross receipts; (7) Property Taxes, tax consultant fees and expenses, and costs of appeals of any Property Taxes; (8) services of independent contractors; (9) compensation

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(including employment taxes and fringe benefits) of all persons who are directly engaged in the repair, operation and maintenance of the Building and the Land, provided that such expenses shall only be included to the extent they are not included in the management fee described in (6) above; (10) license, permit and inspection fees; (11) audit fees and accounting services related to the Building other than in connection with Tenant’s audit of Landlord’s Books pursuant to 3.4.3(b), and charges for the computation of the rents and charges payable by tenants in the Building (but only to the extent the cost of such fees and services are in addition to the cost of the management fee); (12) the cost of maintenance, repairs and replacements; (13) maintenance and service contracts unless directly paid by Tenant; (14) legal fees not attributable to leasing, collection or collection activity and only to the extent that they benefit the tenants or project generally; (15) elevator service and repair, if any; (16) the annual amortization of costs, if any, incurred by Landlord for compliance with Access Laws, as set forth in the paragraph captioned “Access Laws;” and (17) any other expense or charge which, in accordance with generally accepted accounting and management principles, would be considered an expense of maintaining, operating, owning or repairing the Building.  Operating Costs shall also include an amount necessary to amortize the cost of improvements which would be considered capital improvements under Institutional Accounting Practices (as distinguished from replacement parts or components installed in the ordinary course of business) installed to reduce Operating Costs, the cost to replace carpeting, draperies and wall coverings for the common areas of the Building, and the cost of all capital improvements required by governmental agencies by reason of laws and ordinances first enacted following the Commencement Date; all amortized over their useful economic lives together with market interest on their unamortized balances and only the annual amortization amount may be included in Operating Costs for each Year (or portion thereof) of such useful economic life within the Lease Term.  Any cost or expense of the nature described above shall be included in Operating Costs for any calendar year no more than once, notwithstanding that such cost or expense may fall under more than one of the categories listed above.  Expenses shall be calculated on the accrual basis of accounting.

(d)                                                         Exclusions from Operating Costs. Notwithstanding anything contained herein to the contrary, Operating Costs shall not include any of the following:  (1) ground rent or similar payments to a ground lessor and the cost of consummating any ground lease; (2) interest and amortization of funds borrowed by Landlord; (3) except as specifically provided in the preceding subparagraph, costs of a capital nature including capital improvements, capital replacements, capital repairs, capital equipment, capital expenditures, and capital taxes, as determined under Institutional Accounting Practices; (4) depreciation of the Building or equipment used in connection therewith; (5) interest, points, fees and amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Building or the Land (except as provided above for the amortization of capital improvements); (6) principal payments of mortgage and other non-operating debts of Landlord; (7) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds or third parties (other than through Operating Costs); (8) repairs or other work occasioned by:  (a) fire, windstorm or other casualty of the type which Landlord has insured (to the extent that Landlord has received insurance proceeds, or would have received insurance proceeds if the insurance required to be maintained by Landlord pursuant to Paragraph 4.15. hereof had been maintained), or (b) the exercise of the right of eminent domain (to the extent that such repairs or other work are covered by the proceeds of the award, if any, received by Landlord); (9) Landlord’s costs of electricity and other services sold or provided to tenants in the Building (including Tenant) and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental over and above the base rental or additional base rental payable under the lease with such tenant or with respect to any vacant rentable areas of the Building; (10) the cost in connection with the initial construction of the Building and any costs at any time of any installation and decoration incurred in connection with leasing space in the Building (including the space leased to Tenant), including legal fees and brokerage commissions; (11) lease concessions, including rental abatements and construction allowances, granted to specific tenants; (12) costs incurred in connection with the sale, financing or refinancing of the Building (including, without limitation, transfer taxes); (13) organizational expenses associated with the creation and operation of the entity which constitutes Landlord and all general corporate overhead and general administrative expenses not related to the operation of the Building or the Land; (14) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; (15) items and services (of a nature or in a quantity) that Landlord provides selectively to one or more but less than all tenants of the Building; (16) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or the Land or for supplies or other materials, to the extent the cost of the services, supplies or materials exceeds the competitive costs of the services, supplies, materials were they not provided by a subsidiary or affiliate; (17) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature other than equipment used in providing janitorial services and not affixed to the Building; (18) any costs, fines or penalties incurred because Landlord violated any governmental rule or authority; (19) leasing commissions, legal fees, advertising, space planning expenses, and renovation costs incurred in procuring or retaining tenants; (20) structural repairs to the foundation, walls or roof of the Building; (21) costs relating to the preparation of Landlord’s tax returns; (22) legal fees or similar expenses relating to disputes or negotiations with tenants based on Landlord’s negligent or other tortious conduct, the enforcement of leases, or the securing of defense of Landlord’s title to the Land or the Building; (23) salaries, wages, or other compensation paid to employees above the level of building manager, or to officers or executives of Landlord in their capacities as officers and executives; and (24) any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Substances (as hereinafter defined) or asbestos in or about the Building, the Common Areas or the Land, including, without limitation, Hazardous Substances in the ground water or soil to the extent that the presence of such Hazardous Substances or asbestos is not a direct result of Tenant’s use or occupancy of the Premises.

(e)                                                          Calculation of Operating Costs.  Operating Costs for each year including the Base Year shall be determined as if the Building had been at least 95% occupied and Landlord had been supplying services to at least 95% of the rentable square footage of the Building.  The extrapolation of Operating Costs shall be performed by appropriately adjusting the cost of those components of Operating Costs that are impacted by changes in the occupancy of the Building; provided, however, such adjustment shall not result in Landlord collecting sums in excess of actual Operating Costs.

(f)                                                            Operating Costs Allocable to the Premises:  The product of Tenant’s Pro Rata Share times Operating Costs.

3.5                                                         Utilities.

3.5.1                                                Landlord shall have the right from time to time to select the company or companies providing local telephone and telecommunication services to the Building. Tenant shall contract directly and pay for all telephone and other telecommunication services used on or from the Premises together with any taxes, penalties, surcharges or similar charges relating to such services.  If Tenant desires to use the services of a provider of local telephone or telecommunication services whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

3.5.2                                                Landlord reserves the right to select the electric utility provider to the Building. Tenant shall pay Landlord for all electricity consumed in the Premises during the Lease Term, at such rates as are charged to Landlord by the providing utilities from time to time, without fee or mark-up to Landlord; provided that, electricity consumed by central air-conditioning, heating and ventilating equipment and electricity consumed in the operation of the common areas shall not be paid directly by Tenant but shall be included in the Operating Costs paid by Tenant.  As part of the Tenant Improvements, Tenant shall install (to the extent not previously installed) electric meters to measure all electricity consumed in the Premises, including the HVAC units serving the Premises, and Tenant shall pay for electricity based on such meters and any meter reading charges actually incurred by Landlord.  All charges for electricity shall be payable as Additional Rent, with the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within twenty (20) calendar days after such billing.

3.6                                                         Holdover. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, and Landlord and Tenant do not otherwise agree in writing on the terms of such holding over, then the hold over tenancy shall be subject to termination by Landlord at any time upon not less than ten (10) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord monthly, in advance, as Base Rent for the period of any such holding over, an amount equal to 150% of the Base Rent in effect on the termination date, computed on a daily basis for each day of the holding over period.  Such payment shall not release Tenant from Tenant’s obligation to pay Additional Rent and any other sums due under this Lease.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly agreed by Landlord in writing.  The foregoing notwithstanding, if Landlord does not agree in writing that Tenant may hold over after the expiration or termination of this Lease, Tenant shall pay the daily Base Rent, Additional Rent and other sums during the period of such holding over as set forth above, and Landlord shall be entitled to pursue all remedies at law and in equity to which Landlord is entitled, including, without limitation, rights to ejectment and damages.

3.7                                                         Late Charge.  If Tenant fails to make any payment of Base Rent, Additional Rent or other amount when due under this Lease, Tenant shall also pay a late charge equal to three percent (3%) of the amount of any such payment.  Landlord and Tenant agree that this charge compensates Landlord for the administrative costs caused by the delinquency.  The parties agree that Landlord’s damage would be difficult to compute and the amount stated in this

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Paragraph represents a reasonable estimate of such damage.  Assessment or payment of the late charge contemplated in this Paragraph shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

3.8                                                         Default Rate.  Any Base Rent, Additional Rent or other sum payable under this Lease which is not paid when due shall bear interest at a rate equal to the lesser of:  (a) the published prime rate of Riggs Bank, N.A. or such other national banking institution designated by Landlord if such bank ceases to publish a prime rate (the “Prime Rate”) then in effect, plus three (3) percentage points, or (b) the maximum rate of interest per annum permitted by applicable law (the “Default Rate”), but the payment of such interest shall not excuse or cure any Event of Default or breach by Tenant under this Lease or impair any other right or remedy provided under this Lease or under law.

SECTION 4:   GENERAL PROVISIONS

4.1                                                         Maintenance and Repair by Landlord.  Subject to the Paragraphs captioned “Damage or Destruction” and “Condemnation”, Landlord shall maintain the public and common areas of the Building and the roof, foundation, exterior walls and windows, interior structural walls, all base Building systems (HVAC, electrical, mechanical and plumbing), and all exterior common areas (including lighting, parking areas, paved surfaces, striping and landscaping) in good order, condition and repair, except for (a) damage occasioned by an act or omission of Tenant or Tenant’s Agents which shall be paid for entirely by Tenant upon demand by Landlord, and (b) ordinary wear and tear.  In the event any or all of the Building or exterior common areas becomes in need of maintenance or repair which Landlord is required to make under this Lease, Tenant shall immediately give written notice to Landlord, and Landlord shall commence such maintenance or repairs within a reasonable time after Landlord’s receipt of such notice.  Landlord shall provide Tenant with reasonable notice (either oral or written) of Landlord’s intent to make any repairs to the Premises, and shall use reasonable efforts to avoid disruption of Tenant’s business operations therein.

4.2                                                         Maintenance and Repair by Tenant.  Except as is expressly set forth as Landlord’s responsibility pursuant to the Paragraphs captioned “Maintenance and Repair by Landlord” and “Building Services” and subparagraph 4.2.1, Tenant shall at Tenant’s sole cost and expense keep and maintain the Premises in good condition and repair, ordinary wear and tear excepted.  If Tenant fails to maintain or repair the Premises in accordance with this Paragraph, then Landlord may, but shall not be required to, enter the Premises upon thirty (30) calendar days prior written notice to Tenant (or immediately without any notice in the case of an emergency) to perform such maintenance or repair at Tenant’s sole cost and expense (unless in such period Tenant has performed such work and notified Landlord thereof).  Tenant shall pay to Landlord the actual cost of such maintenance or repair within thirty (30) calendar days after written demand from Landlord.

4.2.1                                                Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible or liable for any costs, fees or expenses associated with the following:

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(a)                                                          The Property’s failure to comply with Governmental Requirements (including, without limitation, environmental laws and Access Laws) as of the Commencement Date;

(b)                                                         Claims arising out of the presence or release of Hazardous Substances at, on, in, under or from the Property and not directly resulting from Tenant’s use or occupancy of the Premises; and

(c)                                                          Asbestos in the Building as of the Commencement Date.

4.3                                                         Common Areas/Security. The exterior common areas shall be subject to Landlord’s sole management and control.  Without limiting the generality of the immediately preceding sentence, Landlord reserves the exclusive right, upon reasonable prior written notice to Tenant, to install, construct, maintain and operate lighting systems, facilities, improvements, equipment and signs on, in or to all parts of the common areas; change the number, size, height, layout, or locations of driveways and parking areas now or later forming a part of the Land or the Building; make alterations or additions to the Building or common area using reasonable efforts to avoid disruption of Tenant’s business operations in the Premises; close temporarily all or any portion of the common areas to make repairs, changes or to avoid public dedication;  grant easements to which the Land will be subject; replat, subdivide or make other changes to the Land; place, relocate and operate utility lines through, over or under the Property; and use or permit the use of all or any portion of the roofs of the Building, provided that such changes do not impair Tenant’s use of the Premises in a materially adverse manner.  Landlord reserves the right, upon reasonable written notice to Tenant, to relocate parking areas and driveways and to build additional improvements in the common areas.  Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant or Tenant’s Agents or property in, on or about the Premises, Land or Building.  Tenant shall have the right to provide its own security service, security equipment and implement its own security procedures provided that such service, equipment and procedures are entirely within the Premises and do not increase Operating Costs, and provided further that Tenant shall ensure that Landlord and Landlord’s Manager continue to have access to the Premises as set forth herein.  In addition, Tenant shall have the right, upon at least sixty (60) days prior notice to Landlord, to have the automatic security system locking system on the front and back entrance doors servicing the west wing of the Building deactivated and to install, following Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) of such system and plans for its installation, Tenant’s own security system at the entrance of the west wing of the Building, provided that such system does not increase Operating Costs, and provided further that Tenant shall ensure that Landlord and Landlord’s Manager continue to have access to the west wing of the Building and the Premises as set forth herein.  If Tenant’s security system includes monitoring services acceptable to Landlord, and Tenant ensures that Landlord or Landlord’s Agents have notice under any  such monitoring services agreement, Tenant shall have the right, upon at least sixty (60) days prior notice to Landlord, to have the security system monitoring service currently employed by Landlord discontinued on the west wing of the Building.  If Tenant exercises this right to deactivate the security system at the west wing entrance doors, upon the expiration or sooner termination of this Lease, Tenant shall at its expense remove the security system installed by it and repair any damage caused thereby and, if necessary, reinstall the Landlord’s security system locking system on such doors.

4.4                                                         Building Services.

4.4.1                                                Landlord shall use diligent efforts to provide the following services and facilities to the Premises:

(a)                                                          Heating, ventilating and air conditioning during Business Hours subject to such regulations as the Department of Energy or other Governmental Agency shall adopt from time to time.  Tenant agrees to cooperate fully with Landlord and to abide by all the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilating and air conditioning systems.  If Tenant requires heating, ventilation and air conditioning service at times other than Business Hours, Landlord shall supply the same, subject to payment by Tenant within thirty (30) calendar days of billing, of a charge reasonably established by Landlord to offset the cost incurred by Landlord in providing after-Business Hours HVAC service (including wear and tear on equipment).  Landlord currently estimates the charge for wear and tear on HVAC equipment at $10.00 per hour per heat pump.

(b)                                                         Subject to payment of the charges therefor by Tenant, electricity for normal office use, including normal office equipment, in the Premises (four (4) watts per rentable square foot is deemed normal office use).

(c)                                                          Cleaning and maintenance of common areas in the Building.

(d)                                                         Continuous passenger elevator service during Business Hours, and service via at least one (1) elevator car at all other times.

(e)                                                          Janitorial services, including cleaning of the Premises, in accordance with Exhibit F.  Landlord shall not be required to furnish cleaning services to any kitchens, lunchrooms or non-Building standard lavatories in the Premises.

(f)                                                            Water for lavatory and drinking purposes.

4.4.2                                                Tenant shall reimburse Landlord for any and all additional cleaning expenses incurred by Landlord, including garbage and trash removal expenses over and above the normal cleaning provided by Landlord or due to the presence of a lunchroom or kitchen or food or beverage dispensing machines within the Premises.

4.4.3                                                The services described in this Paragraph 4.4 may be subject to slowdown, interruption or stoppage due to the order of any Governmental Agency, Force Majeure, or the maintenance, repair, replacement or improvement of any of the equipment involved in the furnishing of any such service.  No such slowdown, interruption or stoppage of any such service shall be construed as an eviction, actual or constructive, of Tenant, nor shall same cause any abatement of Base Rent or Additional Rent or relieve Tenant from any of its obligations under this Lease. Landlord agrees to use reasonable efforts to resume the affected service promptly following any such slowdown, interruption or stoppage.  Landlord will provide

Tenant, whenever reasonably possible, advance notice of any scheduled service slowdowns, interruptions or stoppages of which it has knowledge.  Notwithstanding the foregoing, if any such slowdown, interruption or stoppage is due to the negligence or willful misconduct of Landlord and results in Tenant’s inability to use the Premises and such inability to use the Premises continues for a period in excess of five (5) consecutive business days from the date of Tenant’s notice, Base Rent shall abate hereunder commencing on the sixth (6th) day following the date of Tenant’s notice of such slowdown, interruption or stoppage until Tenant is again able to use the Premises for the Permitted Use.

4.4.4                                                Landlord shall allow Tenant to use up to twenty-five (25) KVA of draw capacity from the Building’s emergency backup generator to provide a source of temporary power for Tenant’s use in the event of a disruption in the regular supply of electric power to the Building.  Tenant acknowledges that the primary purpose of the Building’s emergency backup generator is to provide emergency backup power to the Building’s life safety systems, and that in the event Tenant intends to use its allocated share of the emergency power for computer or other sensitive applications, Tenant shall be solely responsible for taking such measures as Tenant deems necessary or advisable to convert the emergency power to a “clean” power source suitable for such applications.

4.5                                                         Tenant Alterations.  Following completion of the Tenant Improvements, Tenant shall not make any alterations, additions or improvements in or to the Premises (individually and collectively “Tenant Alterations”) with an estimated cost in excess of $[**] or which will impact the structural portions of the Building or the mechanical systems of the Building without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall deliver to Landlord full and complete plans and specifications for any proposed Tenant Alterations (the “Tenant Alterations Plans”)and, if consent by Landlord is given, all such work shall be performed at Tenant’s expense by one or more contractors selected by Tenant and approved by Landlord pursuant to Paragraph 4.6. If Landlord fails to respond to Tenant’s request for approval of the Tenant Alterations Plans within fifteen (15) days of receipt, Landlord shall be deemed to have approved the Tenant Alterations Plans. Tenant shall reimburse Landlord, within thirty (30) days of demand therefor, for all third party costs and expenses (including the fees of reviewing architects and engineers) incurred by Landlord in reviewing the Tenant Alterations Plans, regardless of whether Landlord approves Tenant’s request.  Upon completion of the Tenant Alterations, Tenant shall pay Landlord a construction management fee equal to [**] percent ([**]%) of the total cost of any Tenant Alterations to compensate Landlord for the services to be provided by the Manager to Landlord with respect to the review of such work.  Without limiting the generality of the foregoing, Landlord may require Tenant, at Tenant’s sole cost and expense, to obtain and provide Landlord with proof of insurance coverage, in forms and amounts reasonably acceptable to Landlord and by companies licensed in the Commonwealth of Pennsylvania, as well as with evidence that Tenant’s contractor is bondable at standard rates with a reputable surety company licensed to do business in the Commonwealth of Pennsylvania.  All Tenant Alterations shall become the property of Landlord and shall remain upon and be surrendered with the Premises upon the expiration or earlier termination of this Lease; provided that, if, at the time Tenant requested Landlord’s consent to proposed Tenant Alterations, Landlord required as a condition of Landlord’s approval that Tenant remove such Tenant Alterations, then, upon the expiration or earlier termination of this Lease, Tenant shall remove the Tenant Alterations designated in such

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

consent(s) and repair any damages to the Premises caused by such removal (it being understood that nothing herein requires Tenant to remove any of the Tenant Improvements). If Tenant fails to remove any such Tenant Alterations as required by this Paragraph 4.5, Landlord may do so and Tenant shall pay to Landlord the actual costs of such removal plus an administrative charge of [**] percent ([**]%) within thirty (30) calendar days after Tenant’s receipt of Landlord’s written demand therefor.  Nothing contained in this Paragraph or the Paragraph captioned “Tenant’s Work Performance” shall be deemed a waiver of the provisions of the Paragraph captioned “Mechanic’s Liens”.

4.6                                                         Tenant’s Work Performance. All construction work to be performed by Tenant that requires Landlord’s consent pursuant to this Lease shall be performed by contractors approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed).  Without limiting the generality of the foregoing, Landlord shall have the right to require that the prime contractor and the respective subcontractors: (a) be parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such labor organizations to perform work within their respective jurisdictions.  Tenant’s contractors, workers and suppliers shall not unreasonably interfere with workers or contractors of Landlord or other tenants.  If Tenant’s contractors, workers or suppliers unreasonably interfere with workers or contractors of Landlord or other tenants, Landlord’s consent to the continuation of such work may be withdrawn upon not less than two (2) days prior written notice to Tenant.  All Tenant Alterations shall be (1) completed in accordance with the plans and specifications approved by Landlord; (2) completed in accordance with all Governmental Requirements; (3) carried out promptly in a good and workmanlike manner; (4) free of defect in materials and workmanship; and (5) reviewed for quality control (punchlisted) by Landlord’s construction manager.  Any and all portions of the Tenant Alterations not substantially in accordance with the plans and specifications approved by Landlord pursuant to Paragraph 4.5 or otherwise not in conformance with the existing quality and standards of the Building shall be corrected by Tenant, at Tenant’s expense, within thirty (30) days after notification of such defects by Landlord.  If Tenant fails to bring the work in question up to the existing Building standard within such 30 day period, Landlord may complete such work (but shall have no obligation to do so) and Tenant shall pay the entire cost thereof to Landlord within thirty (30) calendar days after Tenant’s receipt of Landlord’s written demand therefor.  Tenant shall pay for all damage to the Premises, Building and Land caused by Tenant or Tenant’s Agents.  Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from any Claims arising as a result of any defect in design, material or workmanship of any Tenant Alterations completed by or at the direction of Tenant.

4.7                                                         Surrender of Possession. Subject to Paragraph 4.10 captioned “Damage or Destruction” and except as provided in Paragraph 4.5 captioned “Tenant Alterations”, Tenant shall, at the expiration or earlier termination of this Lease, surrender and deliver the Premises to Landlord in as good condition as when received by Tenant from Landlord or as later improved, reasonable use and wear excepted. Tenant shall give written notice to Landlord at least twenty (20) calendar days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.8                                                         Removal of Property.  Upon expiration or earlier termination of this Lease, Tenant may remove its trade fixtures, office supplies and office furniture and equipment if (a) such items are readily moveable and are not permanently attached to the Premises; (b) such removal is completed prior to the expiration or earlier termination of this Lease; (c) no Event of Default exists; and (d) Tenant immediately repairs all damage caused by or resulting from such removal; and Tenant shall immediately remove all such property if requested to do so by Landlord pursuant to Paragraph 4.5.  All other property in the Premises and any Tenant Alterations (including, wall-to-wall carpeting, paneling, wall covering or lighting fixtures and apparatus) or any other article affixed to the floor, walls, ceiling or any other part of the Premises or Building, shall become the property of Landlord and shall remain upon and be surrendered with the Premises, except as may be otherwise provided in the Paragraph captioned “Tenant Alterations”.  Tenant waives all rights to any payment or compensation for such property.  If, at the expiration or earlier termination of this Lease or at such time as Landlord exercises its right of re-entry, Tenant has failed to remove any property from the Premises, Building or Land which it is entitled or required to remove as provided in this Lease, Landlord may, at its option, remove and store such property without liability for loss of or damage to such property and the reasonable costs of such storage shall be for the account and at the expense of Tenant.  If Tenant fails to pay the cost of storing any such property within thirty (30) days of receiving notice of such cost, Landlord may, at its option, sell or permit to be sold, any or all such property at public or private sale (and Landlord may become a purchaser at such sale), in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, and Landlord shall apply the proceeds of such sale:  first, to the cost and expense of such sale, including reasonable attorney’s fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or later become due Landlord from Tenant under this Lease; and, fourth, the balance, if any, to Tenant.

4.9                                                         Access.  Tenant shall permit Landlord and Landlord’s Agents to enter into the Premises at any reasonable time upon one (1) business day notice (oral or written) to Tenant (or without notice in the event of an emergency) for the purpose of inspecting the same or for the purpose of repairing, altering or improving the Premises or the Building.  Nothing contained in this Paragraph shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease.  When necessary, Landlord may temporarily close Building or Land entrances, Building doors or other facilities, without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or as relieving Tenant from the duty of observing or performing any of the provisions of this Lease; provided, however, if such closure prevents Tenant from occupying the Premises and continues for a period in excess of three (3) business days, Base Rent shall abate hereunder.  Landlord shall have the right to enter the Premises upon one (1) business day notice to Tenant for the purpose of showing the Premises to prospective tenants within the period of two hundred seventy (270) calendar days prior to the expiration or sooner termination of this Lease and to erect on the Premises a suitable sign indicating the Premises are available; provided, however, such entry and signage shall not interfere with Tenant’s use and enjoyment of the Premises.  Landlord shall not be liable for the consequences of admitting by passkey, or refusing to admit to the Premises, Tenant or any of Tenant’s Agents, or other persons claiming the right of admittance, unless Landlord has been negligent in admitting any person to the Premises.

4.10                                                   Damage or Destruction.

4.10.1                                          If the Premises are damaged by fire, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord.  Landlord shall determine, within forty five (45) days following receipt of such notice from Tenant, whether the damage can be repaired within one hundred eighty (180) calendar days after Landlord’s receipt of notice from Tenant and if there are sufficient insurance proceeds available to repair such damage, and if Landlord determines that these conditions can be satisfied, then Landlord shall proceed with reasonable diligence to restore the Premises to substantially the condition which existed prior to the damage and this Lease shall not terminate.  If, in the estimation of a reputable architect or contractor designated by Landlord and reasonably approved by Tenant, the damage cannot be repaired within such 180 day period or if there are insufficient insurance proceeds available to repair such damage, Landlord or Tenant may elect to terminate this Lease or, if neither Landlord nor Tenant elect to terminate this Lease, Landlord shall restore the Premises to substantially the condition which existed prior to the damage and this Lease will continue. Landlord shall not be required to repair or restore any or all furniture, fixtures, equipment, inventory, improvements or other property which was in or about the Premises at the time of the damage, Tenant Alterations and Tenant Improvements which are in excess of the building standard Tenant Improvements.  Base Rent, Additional Rent and any other sum due under this Lease during any reconstruction period shall be abated from the date of such damage or destruction until Landlord’s repairs are substantially completed and possession of the Premises is delivered to Tenant.  Tenant agrees to look to the provider of Tenant’s insurance for coverage for the loss of Tenant’s use of the Premises and any other related losses or damages incurred by Tenant during any reconstruction period.

4.10.2                                          In addition to Tenant’s right of termination set forth in Paragraph 4.10.1 above, if such damage is not repaired within two hundred ten (210) days after Landlord is notified by Tenant of such damage, Tenant shall have the right, upon notice to Landlord, to terminate this Lease.  Tenant’s notice of termination under this Paragraph 4.10.2 shall be effective as of the date of the damage or destruction if the Premises have been rendered unusable, or upon receipt if the Premises have not been rendered unusable.

4.10.3                                          Notwithstanding anything contained in this Lease to the contrary, if there is damage to the Premises, or Building and the holder of any indebtedness secured by a mortgage or deed of trust covering any such property requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) calendar days after such requirement is made by such holder.

4.11                                                   Condemnation. If all of the Premises, or such portions of the Building as may be required for the Tenant’s reasonable use of the Premises, are taken by eminent domain or by conveyance in lieu thereof, or if thirty percent (30%) of the parking spaces are so taken and Landlord is unable either to replace such spaces or to provide alternative parking arrangements reasonably acceptable to Landlord and Tenant, then each party shall have the option, upon notice to the other, to terminate this Lease as of the date the physical taking occurs, and all Base Rent, Additional Rent and other sums payable under this Lease shall be paid to that date.  In case of taking of a part of the Premises or a portion of the Building not required for the Tenant’s reasonable use of the Premises, or of fewer than thirty percent (30%) of the parking spaces, then this Lease shall continue in full force and effect and the Base Rent shall be equitably reduced based on the proportion by which the floor area of the Premises is reduced, such reduction in Base Rent to be effective as of the date the physical taking occurs.  In order to exercise its rights to terminate this Lease, a party must provide written notice of termination to the other within thirty (30) days after the Tenant first receives notice of the taking from Landlord.  Any such termination shall be effective as of the date the physical taking occurs.  Additional Rent and all other sums payable under this Lease shall not be abated but Tenant’s Pro Rata Share shall be redetermined as equitable under the circumstances.  Landlord reserves all rights to damages or awards for any taking by eminent domain relating to the Premises, Building, Land and the unexpired term of this Lease.  Tenant assigns to Landlord any right Tenant may have to such damages or award and Tenant shall make no claim against Landlord for damages for termination of its leasehold interest or interference with Tenant’s business.  Tenant shall have the right, however, to claim and recover from the condemning authority compensation for any loss to which Tenant may be entitled for Tenant’s moving expenses or other relocation costs; provided that, such expenses or costs may be claimed only if they are awarded separately in the eminent domain proceedings and not as a part of the damages recoverable by Landlord.

4.12                                                   Intentionally Omitted.

4.13                                                   Indemnification.

4.13.1                                          Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims, arising in whole or in part out of (a) the possession, use or occupancy of the Premises or the business conducted in the Premises during the Lease Term, (b) any act, omission or negligence of Tenant or Tenant’s Agents, or (c) any breach or default under this Lease by Tenant, provided that Tenant shall not be obligated to indemnify Landlord to the extent any such Claim arises from the negligence or willful misconduct of Landlord or Landlord’s Agents.  Neither Tenant nor Tenant’s Agents shall have any liability for any indirect or consequential losses suffered by Landlord or Landlord’s Agents.

4.13.2                                          Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s Agents from and against any and all Claims, arising in whole or in part out of (a) any act, omission or negligence of Landlord, Landlord’s Agents, or (b) any breach or default under this Lease by Landlord, provided that Landlord shall not be obligated to indemnify Tenant to the extent any such Claim arises from the negligence or willful misconduct of Tenant or Tenant’s Agents.

4.13.3                                          Neither Landlord nor Landlord’s Agents shall, to the extent permitted by law, have any liability to Tenant, or to Tenant’s Agents, for any Claims arising out of any cause whatsoever, including repair to any portion of the Premises; interruption in the use of the Premises or any equipment therein; any accident or damage resulting from any use or operation by Landlord, Tenant or any person or entity of heating, cooling, electrical, sewerage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or Building; fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; inability to furnish any service required of Landlord as specified in this Lease; or leakage in any part of the Premises or the Building from rain, ice or snow, or from drains, pipes or plumbing fixtures in the Premises or the Building; except for Claims arising solely out of the negligence or willful misconduct of Landlord in failing to repair or maintain the Building as required by this Lease after any notice by Tenant required by the Paragraph captioned “Maintenance and Repair by Landlord”; provided that, in no event shall Landlord be responsible for any interruption to Tenant’s business or for any indirect or consequential losses suffered by Tenant or Tenant’s Agents.

4.13.4                                          The obligations of this Paragraph shall be subject to the Paragraph captioned “Waiver of Subrogation”.

4.14                                                   Tenant Insurance.

4.14.1                                          Tenant shall, throughout the Lease Term, at its own expense, keep and maintain in full force and effect:

(a)                                                          A policy of commercial general liability insurance, including a contractual liability endorsement covering Tenant’s obligations under the Paragraph captioned “Indemnification”, insuring against claims of bodily injury and death or property damage with a combined single limit at the Commencement Date of this Lease of not less than Two Million Dollars ($2,000,000.00), which limit shall be reasonably increased during the Lease Term at Landlord’s request to reflect both increases in liability exposure arising from inflation as well as from changing use of the Premises or changing legal liability standards, which limits may be satisfied by an excess liability policy and which policy shall be payable on an “occurrence” rather than a “claims made” basis, and which policy names Landlord and Manager and, at Landlord’s request Landlord’s mortgage lender(s), as additional insureds, as their interests appear; and

(b)                                                         A special form policy of property insurance (formerly known as the “all risk” form of property insurance) covering Tenant Improvements over the value of the Tenant Improvement Allowance, Tenant Alterations, and any and all furniture, fixtures, equipment, inventory, improvements and other property in or about the Premises which is not owned by Landlord, for one hundred percent (100%) of the then current replacement value of such property.

4.14.2                                          All insurance policies required under this Paragraph may be “blanket” policies which cover other properties occupied by Tenant and shall be with companies having a Best’s rating of A-/VIII or better, and each policy shall provide that it is not subject to cancellation or reduction in coverage as specifically defined under Paragraph 4.14 except after thirty (30) calendar days’ written notice to Landlord.  Tenant shall deliver to Landlord and, at Landlord’s request Landlord’s mortgage lender(s), prior to the Commencement Date and from time to time thereafter, certificates evidencing the existence and amounts of all such policies.

4.14.3                                          If Tenant fails to acquire or maintain any insurance or provide any certificate required by this Paragraph, Landlord may, but shall not be required to, obtain such insurance or certificates and the costs associated with obtaining such insurance or certificates shall be payable by Tenant to Landlord on demand.

4.15                                                   Landlord’s Insurance. Landlord shall, throughout the Lease Term, keep and maintain in full force and effect:

4.15.1                                          A policy of commercial general liability insurance, insuring against claims of bodily injury and death or property damage or loss with a combined single limit at the Commencement Date of not less than Five Million Dollars ($5,000,000.00), which policy shall be payable on an “occurrence” rather than a “claims made” basis;

4.15.2                                          A special form policy of property insurance (formerly known as the “all risk” form of property insurance) covering the Building, the value of the Tenant Improvements up to the Tenant Improvement Allowance and Landlord’s personal property, if any, located on the Land in the amount of one hundred percent (100%) of the then current replacement value of such property; and

4.15.3                                          Such business interruption and/or rent loss insurance as Landlord shall from time to time determine appropriate.

Landlord may, but shall not be required to, maintain property insurance coverage for earthquakes, floods and such other perils in such amounts as Landlord deems appropriate, and the limit on the deductible amount set forth in the last sentence of this Paragraph shall not be applicable to such coverage.  Such policies may be “blanket” policies which cover other properties owned by Landlord and shall be with an insurance company having a Best rating of A/VIII or better. The cost of all insurance policies maintained by Landlord relating to the Land, Building or Premises or the income therefrom shall be Operating Costs. To the extent that any payment on an insurance claim under Landlord’s property policy is reduced by a deductible, such deductible shall be an Operating Costs; provided, however, that the  that the maximum deductible amount Landlord shall charge as an Operating Cost under the policy of insurance described in Paragraph 4.15.2 shall be Thirty Thousand Dollars ($30,000.00).

4.16                                                   Waiver of Subrogation.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby each waive and release the other from any and all Claims or any loss or damage that may occur to the Land, Building, Premises, or personal property located therein, by reason of fire or other casualty regardless of cause or origin, including the negligence or misconduct of Landlord, Tenant, Landlord’s Agents or Tenant’s Agents, but only to the extent of the insurance proceeds paid to such releasor under its policies of insurance under Paragraph 4.14 and 4.15 or if it fails to maintain the required policies, the insurance proceeds that would have been paid to such releasor if it had maintained such policies.  Each party to this Lease shall promptly give to its insurance company written notice of the mutual waivers contained in this subparagraph, and shall cause its insurance policies to be properly endorsed, if necessary, to prevent the invalidation of any insurance coverages by reason of the mutual waivers contained in this subparagraph.

4.17                                                   Assignment and Subletting by Tenant.

4.17.1                                          Tenant shall not have the right to assign, transfer, mortgage or encumber this Lease in whole or in part, nor sublet the whole or any part of the Premises, nor allow the occupancy of all or any part of the Premises by another, without first obtaining

Landlord’s consent, which consent shall be given or withheld as provided in this Paragraph 4.17.  Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable under this Lease and for compliance with all of its other obligations as tenant under this Lease.  Upon the occurrence of an Event of Default, if the Premises or any part of the Premises are then subject to an assignment or subletting, Landlord, in addition to any other remedies provided in this Lease or by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and apply such rents against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.  Tenant makes an absolute assignment to Landlord of such assignments and subleases and any rent, security deposits and other sums payable under such assignments and subleases as collateral to secure the performance of the obligations of Tenant under this Lease.  Landlord agrees not to collect any such rent, security deposits or other sums payable under such assignments and subleases unless an Event of Default shall have occurred and be continuing.

4.17.2                                          In the event Tenant desires to assign this Lease or to sublet all or any portion of the Premises, Tenant shall give written notice of such desire to Landlord setting forth the name of the proposed subtenant or assignee, the proposed term, the proposed commencement date of the assignment or sublease, the nature of the proposed subtenant’s or assignee’s business to be conducted on the Premises, the rental rate, and any other particulars of the proposed subletting or assignment that Landlord may reasonably request.  Without limiting the preceding sentence, Tenant shall also provide Landlord with:  (a) recent financial statements certified as accurate, complete and prepared in conformance with generally accepted accounting principles by the president, managing partner or other appropriate officer of the proposed subtenant or assignee; (b) proof satisfactory to Landlord that the proposed subtenant or assignee will promptly occupy and thereafter use all or a portion the Premises  for the remainder of the Lease Term (or for the entire term of the sublease, if shorter) in compliance with the terms of this Lease; and (c) a copy of the proposed sublease, assignment or letter of intent.  At the same time that Tenant provides Landlord with notice of its desire to assign or sublease, Tenant shall pay to Landlord the sum of $500 as Landlord’s fee for processing such proposed assignment and sublease, including attorneys’ fees incurred by Landlord with respect to such processing (provided that such fee shall be waived in the event Landlord accepts the proposed assignment or sublease and the rent or other consideration, either initially or over the term if the assignment or sublease, exceeds the Base Rent payable hereunder).  Receipt of such fee shall not obligate Landlord to approve the proposed assignment or sublease.

4.17.3                                          In determining whether to grant or withhold consent to a proposed assignment or sublease, Landlord may consider, and weigh, any commercial factor it deems relevant; provided, however, Landlord may not unreasonably withhold condition or delay consent.  Tenant agrees that any one or more of the following will be proper grounds for Landlord’s disapproval of a proposed assignment or sublease:

(a)                                                          Landlord believes that the proposed assignment or sublease will constitute a prohibited transaction under or otherwise violate ERISA;

(b)                                                         The proposed assignee or subtenant does not, in Landlord’s good faith judgment, have sufficient financial worth to insure the full and timely performance under this Lease;

(c)                                                          Landlord has not received financial statements of the proposed assignee or subtenant to make the determination set forth in clause (b);

(d)                                                         The proposed assignee or subtenant has a reputation for disputes in contractual relations, for failure to observe and perform its contractual obligations in a timely and complete manner or for negative business relations in the business community as a tenant of property or otherwise;

(e)                                                          Landlord has received from any prior lessor of the proposed assignee or subtenant a negative report concerning such prior lessor’s experience with the proposed assignee or subtenant;

(f)                                                            Landlord has had prior negative leasing experience with the proposed assignee or subtenant;

(g)                                                         In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business, or the Premises or any part of the Premises will be used in a manner, that is not in keeping with the then standards of the Building, or that is not compatible with the businesses of other tenants in the Building, or that is inappropriate for the Building, or that will violate any negative covenant as to use contained in any other lease of space in the Building;

(h)                                                         The use of the Premises by the proposed assignee or subtenant will violate any Governmental Requirement or create a violation of Access Laws which Tenant will not cure or pay to correct;

(i)                                                             An Event of Default has occurred and continuing under this Lease;

(j)                                                             Landlord does not approve of any of the tenant improvements required for the proposed assignee or subtenant; or

(k)                                                          The proposed assignee or subtenant is a current tenant or a subtenant of the Building.

4.17.4                                          Within fifteen (15) calendar days after Landlord’s receipt of all required information to be supplied by Tenant pursuant to this Paragraph, Landlord shall notify Tenant of Landlord’s approval, disapproval or conditional approval of any proposed assignment or subletting, or of Landlord’s election to recapture the space as provided in subparagraph 4.17.7.  Landlord shall have no obligation to respond unless and until all required information has been submitted.  In the event Landlord approves of any proposed assignment or subletting, Tenant and the proposed assignee or sublessee shall execute and deliver to Landlord an assignment (or subletting) and assumption agreement in form and content satisfactory to Landlord.

4.17.5                                          Notwithstanding anything in this Paragraph 4.17 to this contrary, without the consent of Landlord but upon notice to Landlord,  Tenant may assign or sublet all or any part of the Premises to any of the following (each, a “Permitted Transferee”):

(a)                                                          any entity that controls, is controlled by, or is under common control with, Tenant; or

(b)                                                         any corporation resulting from the merger, consolidation or other corporate reorganization with Tenant or to any entity that acquires all or substantially all of Tenant’s assets, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant under this Lease and such entity has a net worth following such merger, consolidation or reorganization at least equal to the net worth of Tenant on the date hereof or the date of such merger, consolidation or reorganization, whichever is higher; provided that such corporation or other entity is not a party in interest with Landlord that would result in this Lease being a non-exempt prohibited transaction under ERISA.

4.17.6                                          If Landlord consents to any assignment or sublease and Tenant receives rent or any other consideration, either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent (or, in the case of a sublease of a portion of the Premises, in excess of the Base Rent and Additional Rent paid by Tenant on a per square foot basis under this Lease), Tenant shall pay to Landlord fifty (50%) percent of such excess after deduction of all expenses related to procuring such assignee or subtenant including, but not limited to, associated brokerage fees, leasing commissions, legal fees and advertising costs.

4.17.7                                          If Tenant delivers a notice to Landlord requesting approval of a proposed assignment or sublease, then Landlord may elect, in the case of a proposed assignment of the Lease or subletting of the entire Premises, to terminate this Lease or, in the case of a proposed subletting of a portion of the Premises, to terminate Tenant’s rights under this Lease as to the area proposed to be sublet, as of the date set forth in that notice for the proposed commencement date of the assignment or the sublease; provided that, if no date is set forth in Tenant’s notice, then Landlord may elect to terminate this Lease as of a date at least sixty (60) calendar days after the date of the notice. Landlord shall exercise its rights under this subparagraph by written notice to Tenant no later than twenty (20) calendar days after its receipt of the last of the materials delivered by Tenant to Landlord under this Paragraph 4.17.

4.18                                                   Assignment by Landlord.  Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building.  If Landlord sells or transfers any or all of the Building, including the Premises, Landlord and Landlord’s Agents shall, upon consummation of such sale or transfer, be released automatically from any liability relating to obligations or covenants under this Lease to be performed or observed after the date of such transfer, and the assignee of Landlord’s interest herein shall be deemed to have assumed such obligations and covenants, and in such event, Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability.

4.19                                                   Estoppel Certificates and Financial Statements.  Landlord and Tenant shall, from time to time, but no more than twice during any Year, upon the written request of the other party, execute, acknowledge and deliver to such party or its designee a written statement stating:  (a) the date this Lease was executed and the date it expires; (b) the date Tenant entered into occupancy of the Premises; (c) the amount of monthly Base Rent and Additional Rent and the date to which such Base Rent and Additional Rent have been paid; and (d) certifying that (1) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date of the agreement so affecting this Lease); (2) to the knowledge of the certifying party, the other party is not in breach of this Lease (or, if so, a description of each such breach) and that no event, omission or condition has occurred which would result, with the giving of notice or the passage of time, in a breach of this Lease by such party; (3) this Lease (as it may have been assigned, modified, supplemented or amended as disclosed pursuant to subparagraph (d)(1) hereof) represents the entire agreement between the parties with respect to the Premises; (4) all required contributions by Landlord to Tenant on account of Tenant Improvements have been delivered or received, as the case may be; (5) on the date of execution, there exist no defenses or offsets of which the certifying party has knowledge against the enforcement of this Lease by the Landlord (or, if any, a description of any such offset or defense); (6) no Base Rent, Additional Rent or other sums payable under this Lease have been paid in advance except for Base Rent and Additional Rent for the then current month; (7) no security has been deposited with Landlord (or, if so, the amount of such security); and (8) it is intended that any statement by the certifying party may be relied upon by a prospective purchaser or mortgagee of Landlord’s interest or an assignee of any such mortgagee.  If Landlord or Tenant, as the case may be, fail to respond within fifteen (15) business days of its receipt of a written request from the other party as provided in this Paragraph, such shall be a breach of this Lease and such party shall be deemed to have admitted the accuracy of any information supplied by the other party to a prospective purchaser, mortgagee or assignee.  Tenant represents and warrants to Landlord that Tenant is a public company and, as a public company, Tenant has filed relevant financial information (which filings are publicly available) with the Securities and Exchange Commission in accordance with applicable Government Requirements.

4.20                                                   Modification for Lender.  If, in connection with obtaining construction, interim or permanent financing for the Building or Land, Landlord’s lender, if any, shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent to such modifications; provided that, such modifications do not increase the obligations of Tenant under this Lease or adversely affect Tenant’s rights under this Lease.

4.21                                                   Hazardous Substances.

4.21.1                                          Tenant agrees that neither Tenant, any of Tenant’s Agents nor any other person will store, place, generate, manufacture, refine, handle, or locate on, in, under or around the Land or Building any Hazardous Substance, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises, provided that, (a) the storage, handling and use of such permitted Hazardous Substances must at all times conform to all Governmental Requirements and to applicable fire, safety and insurance requirements; (b) the types and quantities of permitted Hazardous Substances which are stored in the Premises must be reasonable and appropriate to the nature and size of Tenant’s operation in the Premises and reasonable and appropriate for a first-class building of the same or similar use and in the same market area as the Building; (c) no Hazardous Substance shall be spilled or disposed of on, in, under or around the Land or Building or otherwise discharged from the Premises or any area adjacent to the Land or Building; and (d) in no event will Tenant be permitted to store, handle or use on, in, under or around the Premises any Hazardous Substance which will increase the rate of fire or extended coverage insurance on the Land or Building, unless: (1) such Hazardous Substance and the expected rate increase have been specifically disclosed in writing to Landlord; (2) Tenant has agreed in writing to pay any rate increase related to each such Hazardous Substance; and (3) Landlord has approved in writing each such Hazardous Substance, which approval shall be subject to Landlord’s sole discretion.

4.21.2                                          Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of any breach of any provision of this Paragraph.  Tenant agrees that Landlord may be irreparably harmed by Tenant’s breach of this Paragraph and that a specific performance action may appropriately be brought by Landlord; provided that, Landlord’s election to bring or not bring any such specific performance action shall in no way limit, waive, impair or hinder Landlord’s other remedies against Tenant.

4.21.3                                          As of the execution date of this Lease, Tenant represents and warrants to Landlord that, except as otherwise disclosed by Tenant to Landlord, Tenant has no intent to bring any Hazardous Substances on, in or under the Premises except for the type and quantities authorized in the first Paragraph of the Paragraph captioned “Hazardous Substances.”

4.22                                                   Access Laws.

4.22.1                                          Tenant agrees to notify Landlord if Tenant receives written notice of: (a) any condition or situation on, in, under or around the Property which may constitute a violation of any Access Laws or (b) any threatened or actual lien or action that the Property is not in compliance with any Access Laws.

4.22.2                                          Tenant shall not alter or permit any assignee or subtenant or Tenant’s Agents to alter the Premises in any manner which would violate any Access Laws or increase Landlord’s responsibilities for compliance with Access Laws, without the prior approval of Landlord.  In connection with Landlord’s review of Tenant Alterations Plans, Landlord may require a certificate of compliance with Access Laws from an architect, engineer or other person acceptable to Landlord and Landlord shall be reimbursed for the costs of such review pursuant to Paragraph 4.5.  Landlord’s approval of any Tenant Alterations Plans shall (a) not relieve Tenant of its obligations or indemnities contained in this Paragraph or this Lease or (b) be construed as a warranty that such proposed alteration complies with any Access Law.

4.22.3                                          Tenant shall be solely responsible for all costs and expenses relating to or incurred in connection with bringing the Building and the common areas of the Building into compliance with Access Laws, but only to the extent such failure or noncompliance arises out of or relates to:  (a) Tenant’s use of the Premises in violation of this Lease; or (b) Tenant Alterations to the Premises; or (c) construction of the Tenant Improvements.  If Tenant is required to perform any work pursuant to this subparagraph, Tenant shall provide written notice to Landlord of Tenant’s proposed actions to correct such failure or noncompliance and shall perform such work in a timely manner after receiving notice that such work is required.

4.22.4                                          Landlord shall be responsible for all costs and expenses relating to or incurred in connection with bringing the common areas of the Building into compliance with Access Laws, unless such costs and expenses are Tenant’s responsibility as provided in the preceding subparagraph, which work Landlord agrees to perform in a timely manner after receiving notice that such work is required.  Provided the Property complies with all Access Laws on the Commencement Date, any cost or expense paid or incurred by Landlord to bring the Premises or common areas of the Building into compliance with Access Laws which is not Tenant’s responsibility under the preceding subparagraph shall be amortized over the useful economic life of the improvements (not to exceed ten (10) years) using an amortization rate reasonably determined by Landlord, and shall be an Operating Cost for purposes of this Lease.

4.22.5                                          Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from and against any and all Claims arising out of or relating to any failure of Tenant or Tenant’s Agents to comply with Tenant’s obligations under this Paragraph.

4.23                                                   Quiet Enjoyment.  Landlord covenants that Tenant, upon paying Base Rent, Additional Rent and all other sums payable under this Lease and performing all covenants and conditions required of Tenant under this Lease shall and may peacefully have, hold and enjoy the Premises without hindrance or molestation by Landlord or any person claiming under Landlord.

4.24                                                   Signs.  Tenant shall not install any signs on the Building exterior or inscribe, post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Land or Building (including, without limitation, the interior of the Premises) at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed and subject to Tenant’s compliance with all applicable Governmental Requirements, including receipt of all necessary permits, Tenant shall have the non-exclusive right to install and maintain, at Tenant’s sole cost and expense, (a) signs in all parking areas and (b) signs in the glass doors installed in the entrances to the Building (the Building Signage”). Tenant shall at all time maintain the Building Signage in good condition and repair and, upon expiration or earlier termination of this Lease, shall remove the Building Signage and restore the Property at the Building Signage location to its condition prior to the installation of the Building Signage, all at Tenant’s sole cost and expense.

4.25                                                   Subordination. This Lease is subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”) provided that the holder of any such Mortgage (a “Mortgagee”) agrees to recognize this Lease and not disturb Tenant’s occupancy or other rights hereunder so long as no Event of Default has occurred and is continuing.  This clause shall be self-operative, but upon not less than thirty (30) days prior written request from Landlord, Tenant shall execute a subordination, non-disturbance and attornment agreement reasonably satisfactory to the Mortgagee and Tenant. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  Tenant further covenants and agrees that if any Mortgagee acquires the Premises as a purchaser at any foreclosure sale or otherwise, Tenant shall recognize and attorn to such party as landlord under this Lease.  Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed.  Landlord represents and warrants to Tenant that as of the date hereof the Land and Building are not subject to a Mortgage.

4.26                                                   Intentionally Omitted.

4.27                                                   Brokers.  Landlord shall pay commissions to the Brokers in connection with this Lease in accordance with the terms of the separate commission agreements between Landlord and the Brokers.  Except for Landlord’s obligations to the Brokers under such separate commission agreements, each party to this Lease shall indemnify, defend and hold harmless the other party from and against any and all Claims asserted against such other party by any real estate broker, finder or intermediary relating to any act of the indemnifying party in connection with this Lease.  Each party represents and warrants to the other that the representing party has not dealt with any real estate broker with respect to this transaction other than the Brokers defined in Paragraph 1.1.

4.28                                                   Exculpation and Limitation of Liability.  Landlord has executed this Lease by its authorized agent signing solely in a representative capacity.  Notwithstanding anything contained in this Lease to the contrary, Tenant confirms that the covenants of Landlord are made and intended, not as personal covenants of Landlord’s trustee or agent, or for the purpose of binding the trustee or agent personally, but solely in the exercise of the representative powers conferred upon the trustee and agent by Landlord.  Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against the Landlord’s estate and interest in the Building or the Land and any insurance or condemnation proceeds for the Building received by Landlord, and Landlord shall have no personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.  For purposes hereof, “Landlord’s estate and interest in the Building or the Land” shall include all rent received by Landlord and the net proceeds received by Landlord from the sale or other disposition of all or any part of Landlord’s title or interest in the property or building (but prior to the distribution of the same to any partner or shareholder of Landlord or any third party).  Any and all personal liability, if any, beyond that which may be asserted under this Paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

4.29                                                   Intentionally Omitted .

4.30                                                   Mechanic’s Liens and Tenant’s Personal Property Taxes.

4.30.1                                          Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises or to charge the rentals payable under this Lease for any Claims in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises and Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims arising out of any such asserted Claims.  Tenant agrees to give Landlord immediate written notice of any such Claim.

4.30.2                                          Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises.  If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay them or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, Tenant shall reimburse Landlord for the sums so paid by Landlord, within fifteen (15) days following demand by Landlord.

4.31                                                   Satellite Antenna.  So long as Tenant is entitled to possession of the Premises, Tenant shall be entitled, at no additional cost to Tenant, to use of part of the roof of the Building (the “Roof Space”) for the purpose of maintaining a satellite dish or an antenna (the “Roof Structure”) with dimensions no greater than twenty-four (24) inches in diameter or length; provided however, that (i) the Roof Structure shall be used solely for Tenant’s internal operational benefit and Tenant shall not derive any benefit from the sale of use privileges of the Roof Structure, (ii) the portion of the Roof Space to be used by Tenant for the Roof Structure shall be designated by Landlord, in Landlord’s sole discretion, (iii) the installation, any relocation and the removal of the Roof Structure on the Roof Space shall be performed by Landlord at Tenant’s sole cost and expense, (iv) Tenant shall be allowed on the Roof Space for the purpose of inspecting or maintaining the Roof Structure only after advance written notice to Landlord and only if accompanied by Landlord or Landlord’s agent, and (v) use of the Roof Structure must not interfere with operations by Landlord or other tenants of the Building.  Prior to installation of any Roof Structure, Tenant shall provide to Landlord a specification sheet on the Roof Structure for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. If requested by Landlord and upon not less than thirty (30) days prior written request, Tenant and Landlord shall execute a license agreement relating to Tenant’s use of the Roof Space in a form reasonably satisfactory to Tenant and Landlord.

4.32                                                   Parking.  Subject to changes required by applicable Governmental Requirements or eminent domain, Landlord shall provide surface parking for passenger vehicles for the Building at a ratio of 4.0 parking spaces for each 1,000 rentable square feet in the Building.  Such parking shall be available without charge during the Lease Term on a first-come, first-served basis.

SECTION 5:   DEFAULT AND REMEDIES

5.1                                                         Events of Default.

5.1.1                                                The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant (“Event of Default”):

(a)                                                          vacation or abandonment of all or any material portion of the Premises; provided that the vacating of all or a material part of the Premises by Tenant shall not constitute an Event of Default so long as Tenant continues to pay Base Rent and Additional Rent and otherwise continue to perform Tenant’s obligations under this Lease, where such failure continues after Landlord has provided Tenant with notice of the delinquent payment in accordance with Paragraph 5.1.1.b;

(b)                                                         failure by Tenant to make any payment of Base Rent, Additional Rent or any other sum payable by Tenant under this Lease where such failure continues for more than ten (10) calendar days after Landlord has provided Tenant with notice of the delinquent payment; provided, however, Landlord need not give any such notice, and Tenant shall not be entitled to any such period of grace, more than three times in any twelve (12) month period;

(c)                                                          an assignment of this Lease by Tenant or a sublease of any or all of the Premises without Landlord’s permission except in conformance with Paragraph 4.17 hereof;

(d)                                                         failure by Tenant to observe or perform any covenant or condition of this Lease, other than the making of payments, where such failure shall continue for a period of thirty (30) calendar days after written notice from Landlord; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall commence the cure of such default within such thirty (30) day period and thereafter diligently prosecute the same to completion within sixty (60) days after Tenant receives written notice thereof;

(e)                                                          (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within forty-five (45) calendar days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within forty-five (45) calendar days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due; or

(f)                                                            any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made, which is not corrected or completed within thirty (30) days after written notice from Landlord.

5.1.2                                                If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

5.2                                                         Remedies.  If any Event of Default occurs and remains uncured after Landlord delivers notice of such Event of Default and the applicable cure period, if any, has expired, Landlord may exercise, without limiting Landlord in the exercise of any right or remedy at law which Landlord may have by reason of such Event of Default, the rights and remedies, either singularly or in combination, as are specified or described in the subparagraphs of this Paragraph.

5.2.1                                                Landlord may terminate this Lease and all rights of Tenant under this Lease either immediately or at some later date by giving Tenant written notice that this Lease is terminated.  If Landlord so terminates this Lease, then Landlord may recover from Tenant the sum of:

(a)                                                          the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination;

(b)                                                         interest at the Default Rate on the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which have been earned at the time of termination; plus

(c)                                                          the amount by which the unpaid Base Rent, Additional Rent and all other sums payable under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss, if any, as Tenant proves could have been reasonably avoided and interest on such excess at the Default Rate; plus

(d)                                                         the amount by which the aggregate of the unpaid Base Rent, Additional Rent and all other sums payable under this Lease for the balance of the Lease Term after the time of award exceeds the amount of such rental loss, if any, as Tenant proves could be reasonably avoided, with such difference being discounted to present value at the Prime Rate at the time of award; plus

(e)                                                          any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result from such failure, including, leasing commissions, tenant improvement costs, renovation costs and advertising costs; plus

(f)                                                            all such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

5.2.2                                                Landlord shall also have the right, without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises.  Landlord may cause property so removed from the Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

5.2.3                                                Landlord shall also have the right, without terminating this Lease, to accelerate and recover from Tenant the sum of all unpaid Base Rent, Additional Rent and all other sums payable under the then remaining term of the Lease, discounting such amount to present value at the Prime Rate.  Upon recovery of all such amounts, the Lease and all rights of Tenant hereunder shall terminate.

5.2.4                                                If Tenant vacates, abandons or surrenders the Premises in violation of this Lease, or if Landlord re-enters the Premises as provided in subparagraph 5.2.2 or takes possession of the Premises pursuant to legal proceedings or through any notice procedure provided by law, then, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, without terminating this Lease, either (a) recover all Base Rent, Additional Rent and all other sums payable under this Lease as they become due or (b) relet the Premises or any part of the Premises on behalf of and for the benefit of Tenant for such term or terms, at such rent or rents and pursuant to such other provisions as Landlord may reasonably deem advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Premises and recover any deficiency from Tenant as set forth in subparagraph 5.2.6.

5.2.5                                                None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated:  an act by Landlord to maintain or preserve the Premises; any efforts by Landlord to relet the Premises; any repairs or alterations made by Landlord to the Premises; re-entry, repossession or reletting of the Premises by Landlord pursuant to this Paragraph or the appointment of a receiver, upon the initiative of Landlord, to protect Landlord’s interest under this Lease.  If Landlord takes any of the foregoing remedial action without terminating this Lease, Landlord may nevertheless at any time after taking any such remedial action terminate this Lease by written notice to Tenant.

5.2.6                                                Landlord shall use reasonable commercial efforts to relet the Premises following an Event of Default.  The parties agree that it shall be reasonable for Landlord to refuse to relet the Premises on the grounds set forth in Paragraph 4.17.3.  The parties further agree that Landlord shall not violate its obligations under this Paragraph if it leases other available space in the Building before leasing the Premises.  If Landlord relets the Premises, Landlord shall apply the revenue from such reletting as follows:  first, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, Additional Rent or any other sums payable by Tenant under this Lease; second, to the payment of any reasonable cost of reletting (including finders’ fees and leasing commissions); third, to the payment of the reasonable cost of any alterations, improvements, maintenance and repairs to the Premises; and fourth, to the payment of Base Rent, Additional Rent and other sums due and payable and unpaid under this Lease.  Landlord shall hold and apply the residue, if any, to payment of future Base Rent, Additional Rent and other sums payable under this Lease as the same become due, and shall deliver the eventual balance, if any, to Tenant.  Should revenue from letting during any month, after application pursuant to the foregoing provisions, be less than the sum of the Base Rent, Additional Rent and other sums payable under this Lease and Landlord’s expenditures for the Premises during such month, Tenant shall be obligated to pay such deficiency to Landlord as and when such deficiency arises.

5.2.7                                                TENANT, IN CONSIDERATION FOR THE EXECUTION OF THIS LEASE BY LANDLORD AND FOR THE COVENANTS AND AGREEMENTS ON THE PART OF LANDLORD HEREIN CONTAINED, AND FULLY COMPREHENDING THE RELINQUISHMENT OF CERTAIN RIGHTS INCLUDING RIGHTS OF PRE-JUDGMENT NOTICE AND HEARING PRIOR TO ENTRY OF JUDGMENT AND EXECUTION ON SUCH JUDGMENT, HEREBY EXPRESSLY AUTHORIZES AND EMPOWERS (WHICH POWER IS COUPLED WITH AN INTEREST) ANY PROTHONOTARY OR ATTORNEY OF ANY COURT OF RECORD TO ACCEPT SERVICE OF PROCESS FOR, TO APPEAR FOR, AND TO CONFESS JUDGMENT AGAINST TENANT TO RECOVER POSSESSION FROM TIME TO TIME OF THE PREMISES (AND TENANT AGREES THAT UPON THE ENTRY OF JUDGMENT FOR POSSESSION, A WRIT OF POSSESSION OR OTHER APPROPRIATE PROCESS MAY ISSUE FORTHWITH).  In any action by confession for ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.  The authority to confess judgment against Tenant hereunder shall not be exhausted by one (1) exercise thereof, but judgment may be confessed as provided herein from time to time as often as any Event of Default occurs and is continuing under this Lease, and such authority may be exercised as well after the expiration of the Term of this Lease or during or after the expiration of any renewal Term, by Landlord or any successor Landlord.

5.2.8                                                Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Base Rent, Additional Rent or other sum payable under this Lease or of any damages accruing to Landlord by reason of the violation of any of the covenants or conditions contained in this Lease.

5.3                                                         Right to Perform.  If Tenant shall fail to pay any sum of money, other than Base Rent or Additional Rent, required to be paid by it under this Lease or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for thirty (30) calendar days after notice of such failure by Landlord (or such shorter period as may be reasonable under the circumstances), Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such other act on Tenant’s part to be made or performed as provided in this Lease.  Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Paragraph as in the case of default by Tenant in the payment of Base Rent.

5.4                                                         Landlord’s Default.  In the event that Landlord defaults under or breaches this Lease, Tenant shall notify Landlord of such default or breach in writing, and Tenant shall not exercise any right or remedy which Tenant may have under this Lease, at law or in equity if Landlord commences to cure such default or breach within thirty (30) calendar days after receipt of Tenant’s notice and thereafter diligently prosecutes the cure to completion within sixty (60) days after Landlord receives written notice thereof.

SECTION 6:   MISCELLANEOUS PROVISIONS

6.1                                                         Notices.  Unless otherwise specifically stated in this Lease, any notice, request or written communication required or permitted to be delivered under this Lease shall be:  (a) in writing; (b) transmitted by personal delivery, express or courier service, United States Postal Service in the manner described below, or electronic means of transmitting written material; and (c) deemed to be delivered on the earlier of the date received or four (4) calendar days after having been deposited in the United States Postal Service, postage prepaid.  Such writings shall be addressed to Landlord or Tenant, as the case may be, at the respective designated addresses set forth opposite their signatures, or at such other address(es) as they may, after the execution date of this Lease, specify by written notice delivered in accordance with this Paragraph, with copies to the persons at the addresses, if any, designated opposite each party’s signature.  Those notices which contain a notice of breach or default or a demand for performance may be sent by any of the methods described in clause (b) above, but if transmitted by personal delivery or electronic means, shall also be sent concurrently by certified or registered mail, return receipt requested.

6.2                                                         Attorney’s Fees and Expenses.  In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease, or in the event suit is brought for the recovery of Base Rent, Additional Rent or any other sums payable under this Lease or for the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord or the eviction of Tenant during the Lease Term or after the expiration or earlier termination of this Lease, the prevailing party shall be entitled to a reasonable sum for attorney’s and paralegal’s fees, expenses and court costs, including those relating to any appeal.

6.3                                                         No Accord and Satisfaction.  No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law, unless specifically agreed to in writing by Landlord.

6.4                                                         Successors; Joint and Several Liability.  Except as provided in the Paragraph captioned “Exculpation and Limitation of Liability” and subject to the Paragraph captioned “Assignment and Subletting by Landlord”, all of the covenants and conditions contained in this Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.  In the event that more than one person, partnership, company, corporation or other entity is included in the term “Tenant,” then each such person, partnership, company, corporation or other entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

6.5                                                         Choice of Law.  This Lease shall be construed and governed by the laws of the Commonwealth of Pennsylvania.  Tenant consents to venue in the Eastern District of Pennsylvania or Chester County, Pennsylvania for any legal proceeding brought by Landlord or Tenant to enforce the terms of this Lease.

6.6                                                         No Waiver of Remedies.  Unless otherwise stated in this Lease, the waiver by Landlord or Tenant of any covenant or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of such covenant or condition nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the rights of Landlord or Tenant, as the case may be, to insist on the strict performance by the other of all of the covenants and conditions of this Lease.  Unless otherwise specifically provided under this Lease, no act or thing done by Landlord or Landlord’s Agents during the Lease Term shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless made in writing and signed by Landlord. The mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either under this Lease or at law, nor shall the waiver of or redress for any violation of any covenant or condition in this Lease or in any of the rules or regulations attached to this Lease or later adopted by Landlord, prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord or payment by Tenant of Base Rent, Additional Rent or any other sum payable under this Lease with knowledge of a breach of any covenant or condition in this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the rules and regulations attached to this Lease or later adopted, against Tenant or any other tenant in the Building, shall not be deemed a waiver.  To be effective, any waiver by Landlord or Tenant must be in writing and signed by the party against whom such waiver is claimed.

6.7                                                         Offer to Lease.  The submission of this Lease to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises.  This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

6.8                                                         Force Majeure.  In the event that either party shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease (other than the payment of money) by reason of Force Majeure, then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligation shall be extended for the period equivalent to the period of such delay.  Nothing in the foregoing shall abrogate Tenant’s right to delay the Rent Commencement Date as provided in Paragraph 1.1, or to terminate this Lease as provided in Paragraphs 4.10 or 4.11.

6.9                                                         Landlord’s Consent.  Unless otherwise provided in this Lease, whenever Landlord’s consent, approval or other action is required under the terms of this Lease, such consent, approval or action shall be subject to Landlord’s judgment or discretion exercised in good faith and shall be delivered in writing.

6.10                                                   Severability; Captions.  If any clause or provision of this Lease is determined to be illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected by such determination, and in lieu of each clause or provision that is determined to be illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.  Headings or captions in this Lease are added as a matter of convenience only and in no way define, limit or otherwise affect the construction or interpretation of this Lease.

6.11                                                   Interpretation.  Whenever a provision of this Lease uses the term (a) ”include” or “including”, that term shall not be limiting but shall be construed as illustrative, (b) ”covenant”, that term shall include any covenant, agreement, term or provision, (c) ”at law”, that term shall mean at law or in equity, or both, and (d) ”day”, that uncapitalized word shall mean a calendar day.  This Lease shall be given a fair and reasonable interpretation of the words contained in it without any weight being given to whether a provision was drafted by one party or its counsel.

6.12                                                   Incorporation of Prior Agreement; Amendments.  This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, whether oral or written, and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose.  No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

6.13                                                   Authority.  If Tenant is a partnership, company, corporation or other entity, each individual executing this Lease on behalf of Tenant represents and warrants to Landlord that he or she is duly authorized to so execute and deliver this Lease and that all partnership, company, corporation or other entity actions and consents required for execution of this Lease have been given, granted or obtained.  If Tenant is a partnership, company, corporation or other business organization, it shall, within ten (10) calendar days after demand by Landlord, deliver to Landlord satisfactory evidence of the due authorization of this Lease and the authority of the person executing this Lease on its behalf.

6.14                                                   Time of Essence.  Time is of the essence with respect to the performance of every covenant and condition of this Lease.

6.15                                                   Survival of Obligations.  Notwithstanding anything contained in this Lease to the contrary or the expiration or earlier termination of this Lease, any and all obligations of either party accruing prior to the expiration or termination of this Lease shall survive the expiration or earlier termination of this Lease, and either party shall promptly perform all such obligations whether or not this Lease has expired or terminated.  Such obligations shall include any and all indemnity obligations set forth in this Lease.

6.16                                                   Consent to Service.  Tenant irrevocably consents to the service of process of any action or proceeding at the address provided pursuant to Paragraph 6.1, as amended from time to time.  Nothing in this Paragraph shall affect the right to serve process in any other manner permitted by law.

6.17                                                   Landlord’s Authorized Agents.  Notwithstanding anything contained in the Lease to the contrary, including without limitation, the definition of Landlord’s Agents, only Kennedy Associates Real Estate Counsel, Inc., the authorized signatory of this Lease, and officers of Riggs & Company, the trustee of Landlord, are authorized to amend, renew or terminate this Lease, or to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.  Without limiting the effect of the previous sentence, no property manager or broker shall be considered an authorized agent of Landlord to amend, renew or terminate this Lease, to compromise any of Landlord’s claims under this Lease or to bind Landlord in any manner.

6.18                                                   Waiver of Jury Trial.  Landlord and Tenant agree to waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or relating in any way to this Lease.

6.19                                                   Representations and Warranties of Landlord. Landlord represents and warrants to Tenant that Landlord is a trust organized under 12 C.F.R. Section 9.18 whose Trustee is Riggs and Company.  Landlord has full power and authority to enter into this Lease.  The person executing this Lease on behalf of Landlord is duly authorized to do so.

(signature pages follow)

LANDLORD SIGNATURE PAGE

TO OFFICE LEASE

IN WITNESS WHEREOF, Landlord has executed this Lease as of the day and year first above set forth.

Designated Address for Landlord:	LANDLORD:

Riggs Bank N.A., as trustee of the	MULTI-EMPLOYER PROPERTY TRUST,
Multi-Employer Property Trust	a trust organized under 12 C.F.R. Section 9.18
808 17th Street, NW
Washington, DC 20006	By:	Kennedy Associates Real Estate
Attn: Patrick O. Mayberry		Counsel, Inc.,
Facsimile: 202-835-6887		Authorized Signatory

with copies to:		By:	/s/ James R. Landau
		Name:	James R. Landau
The Multi-Employer Property Trust		Its:	Vice President
c/o Kennedy Associates Real Estate Counsel, Inc.
2400 Financial Center
1215 Fourth Avenue
Seattle, WA 98616
Attn: Director of Asset Management
Facsimile: 206-682-4769

and

The Multi-Employer Property Trust
c/o Kennedy Associates Real Estate Counsel, Inc.
7315 Wisconsin Avenue, Suite 350 West
Bethesda, MD 20814
Attn: Vice President, Asset Management
Facsimile: 301-656-9339

with a copy to Manager at:

Trammell Crow Company
101 West Elm Street, Suite 400
Conshohocken, PA 19428
Facsimile: 484-530-4601

TENANT SIGNATURE PAGE

TO OFFICE LEASE

IN WITNESS WHEREOF, Tenant has executed this Lease as of the day and year first above set forth.

Designated Address for Tenant:	TENANT:

Cephalon, Inc.	CEPHALON, INC.,
145 Brandywine Parkway	a Delaware corporation
West Chester, PA 19380
Attn: Richard L. Gulino, Esq.	By:	/s/ Carl A. Savini
Facsimile: 610-738-6590	Name:	Carl A. Savini
	Its:	Sr. Vice President, Human Resources
with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: J. J. Broderick, Esq.

Facsimile: 215-963-5001

EXHIBIT A TO LEASE

LEGAL DESCRIPTION OF LAND

LOT 2 - WESTBROOK CORPORATE CENTER

ALL THAT CERTAIN LOT or parcel of ground, Situate in the Township of East Whiteland, County of Chester and State of Pennsylvania, bounded and described according to a Subdivision Plan of Westbrook Corporate Center for Trammell Crow Company, prepared by Edward B. Walsh and Associates, Inc., Civil Engineers, Exton, PA, dated January 27, 1997 and last revised June 9, 1997.  Being more particularly described as follows:

BEGINNING at a point on the Northerly right-of-way of Moore Road (T-415) (60 feet wide), said point being a corner this and Lot 3 as shown on said plan, thence extending along the northerly right-of-way of Moore Road, the four (4) following courses and distances: (1) South 61 degrees 16 minutes 30 seconds West, 336.08 feet to a point, (2) South 64 degrees 53 minutes 32 seconds West, 124.05 feet to a point of curvature, (3) on the arc of a circle curving to the left, having a radius of 488.37 feet, the arc distance of 102.06 feet to a point at a point of tangency, and (4) South 52 degrees 55 minutes 08 seconds West, 190.79 feet to a point in the bed of a stream, on the northeasterly right-of-way of Conestoga Road (S. R. 0401) (variable width) being a point on a non tangent curve, a radial line to said point bears South 31 degrees 55 minutes 36 seconds West; thence extending along the said right-of-way, the five (5) following courses and distances: (1) on the arc of a circle curving to the left, having a radius of 5,829.58 feet, the arc distance of 82.13 feet to a point, (2) radial to last mentioned curve, South 31 degrees 07 minutes 10 seconds West, crossing said stream 40.00 feet to a point, a point of nontangent curve, a radial line to said curve bears South 31 degrees 07 minutes 10 seconds West, (3) on the arc of a circle curving to the left, having a radius of 5,789.58 feet, crossing another stream, the arc distance of 455.66 feet to a point of tangency, (4) North 63 degrees 23 minutes 24 seconds West, 99.06 feet to a point, and (5) South 26 degrees 36 minutes 36 seconds West 37.00 feet to a point on the Northeasterly right-of-way of Conestoga Road (S. R. 0401); thence along said right of way North 63 degrees 23 minutes 24 seconds West, 440.33 feet to a point in line of lands now or late of Great Valley High School; thence extending along the same, the two (2) following courses and distances: (1) North 33 degrees 20 minutes 30 seconds East, re-crossing said stream, 834.01 feet to a marble monument found, and (2) South 56 degrees 39 minutes 30 seconds East, 1004.00 feet to an Iron Pin Set, a corner of lands now or late of East Whiteland Township; thence extending along the same, North 33 degrees 20 Minutes 30 seconds East 179.73 feet to an Iron Pin Set, a corner of late now or late Kathryn Freda Cubbing; thence along of said Cubbing South 56 degrees 39 minutes 30 seconds East 163.18 feet to an Iron Pin Set; thence still along land of said Cubbing and land now or late of James L. and Viola A. Price South 76 degrees 52 minutes 50 seconds East 81.79 feet to a point a corner of Lot #3 as shown on said plan thence along said Lot 3 South 05 degrees 26 minutes 12 seconds East 243.23 feet to the said point an place of beginning.

BEING Lot 2 as shown on said plan.

CONTAINING:  21.995 acres of land, be the same, more or less.

LOT 3 - WESTBROOK CORPORATE CENTER

ALL THAT CERTAIN LOT or parcel of ground, Situate in the Township of East Whiteland, County of Chester and State of Pennsylvania, bounded and described according to a Subdivision Plan of Westbrook Corporate Center for Trammell Crow Company, prepared by Edward B. Walsh and Associates, Inc., Civil Engineers, Exton, PA, dated January 27, 1997 and last revised June 9, 1997.  Being more particularly described as follows:

BEGINNING at a point of Northerly right-of-way line of Moore Road, (T-415)(60 feet wide), said point being a corner of Lot 4; thence extending from said point of beginning along the North side of Moore Road, South 61 degrees 16 minutes 30 seconds West 296.70 feet to a point, a corner of Lot 2 as shown on said plan; thence extending along the same, North 05 degrees 26 minutes 12 seconds West, 243.23 feet to a point in the land now or late of James L. and Viola A. Price; thence along the land of said Price the three (3) following courses and distances: (1) South 76 degrees 52 minutes 50 seconds East, 44.00 feet to an Iron Pin Set; (2) North 84 degrees 55 minutes 10 seconds East, 170.48 feet to an Iron Pin Set; (3), North 66 degrees 43 minutes 10 seconds East, 11.65 feet to a point, a corner of Lot 4 as shown on said plan; thence along said Lot 4, South 28 degrees 43 minutes 30 seconds East, 124.58 feet to the point and place of beginning.

BEING Lot 3 as shown on said plan.

CONTAINING: 44,001 square feet of land, be the same, more or less.

LOT 4 - WESTBROOK CORPORATE CENTER

ALL THAT CERTAIN LOT or parcel of ground, Situate in Township of East Whiteland, County of Chester and State of Pennsylvania, bounded and described according to a Subdivision Plan of Westbrook Corporate Center for Trammell Crow Company, prepared by Edward B. Walsh and Associates, Inc., Civil Engineers, Exton, PA, dated January 27, 1997 and last revised June 9, 1997.  Being more particularly described as follows:

BEGINNING at a point of the Northerly right-of-way line of Moore Road, (T-415)(60 feet wide), said point being a corner of land now or late of Paul R. and Mary Kay Dunne; thence extending from said point of beginning along the North side of Moore Road, South 61 degrees 16 minutes 30 seconds West 321.74 feet to a point, a corner of Lot 3 as shown on said plan; thence extending along the same, North 28 degrees 43 minutes 30 seconds West, 124.58 feet to a point in line of lands now or late of James and Viola A. Price; thence continuing along said Price and lands now or late of Robert J. and Mary Ellen Clarke, North 66 degrees 43 minutes 10 seconds East, 152.77 feet to an Iron Pin Set; thence continuing along Clark and lands now or late of Dr. Karl A. and Marylyn Palmer, North 36 degrees 14 minutes 20 seconds East, 207.88 feet to an Iron Pin Set a corner of said Dunne; thence along said Dunne, South 23 degrees 20 minutes 00 seconds East, 198.94 feet to the first mentioned point and place of beginning.

BEING Lot 4 as shown on said plan.

CONTAINING: 45,012 square feet of land, be the same, more or less

TOGETHER WITH certain easement rights reserved unto the Grantor by Deed of Dedication dated July 30, 1985 recorded October 29, 1985 in Record Book 117 page 407.

EXHIBIT B TO LEASE

DRAWING SHOWING LOCATION OF THE PREMISES

[graphic omitted]

EXHIBIT “C”

WESTBROOK CORPORATE CENTER

TENANT IMPROVEMENTS

The following provisions shall apply to the design and construction of the Tenant Improvements with the same force and effect as if all of the provisions of this Exhibit ”C” were set forth at length in the body of the Lease.

1.                                       Plans and Specifications. Tenant shall prepare and submit to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, construction drawings, plans and specifications for all improvements to the Premises to be constructed by Tenant, including but not limited to any proposed demolition or modification of the existing improvements in the Premises.  If Landlord fails to respond to Tenant’s request for approval of such construction drawings, plans and specifications within fifteen (15) days of receipt, Landlord shall be deemed to have approved such construction drawings, plans and specifications.  Such construction drawings, plans and specifications, once approved by Landlord, are referred to herein and throughout this Lease as the “Plans and Specifications”.  Without limiting the generality of the foregoing, the Plans and Specifications shall show the following details:  partition layout (dimensioned), door location and door schedule, reflected ceiling plans, electrical outlets with locations dimensioned, occupancy requirements by room or space, drawings, sections, details and specifications for special equipment and fixtures, dimensioned locations of all floor loads beyond 60 lbs. per square foot (including partition load), requirements for special air-conditioning, plumbing and electrical needs, and specifications of all specialty systems or equipment to be installed in the Premises. Tenant shall not make any material modification to the Plans and Specifications without first submitting the proposed modification to Landlord and obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

2.                                       Construction.

(a)                                  The Tenant Improvements shall be constructed in a good and workmanlike manner, in compliance with all Governmental Requirements, by contractors approved in advance by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) (collectively, the “Tenant Improvement Contractor”).  Without limiting the scope of Landlord’s approval rights, the Tenant Improvement Contractor must be a party to and bound by a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and covenant to employ with respect to the construction of the Tenant Improvements only subcontractors similarly bound by such a collective bargaining agreement and employing only members of such labor organizations to perform work within their respective jurisdictions.

(b)                                 Landlord’s construction manager shall be given access to the Premises at all times during the performance of the Tenant Improvements for purposes of reviewing the same.  Landlord shall have the right to reject any portion of the Tenant Improvements which Landlord reasonably determines to deviate materially from the Plans and Specifications or to be in violation of any Governmental Requirements.  Upon substantial completion of the Premises,

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the Tenant Improvements shall be reviewed for quality control (punchlisted) by Landlord’s construction manager.  Any and all portions of the Tenant Improvements not in material conformance with the Plans and Specifications shall be corrected by Tenant, at Tenant’s expense, within thirty (30) days after notification of such material defects by Landlord or, if Tenant is diligently prosecuting such correction, until such correction is completed.  Landlord’s review of the Plans and Specifications or inspection of the Tenant Improvements is for Landlord’s separate purposes; Landlord’s approval or inspection of any Tenant Improvements shall not be construed as a recommendation, representation or warranty of any kind, including but not limited to compliance with Governmental Requirements or fitness for a particular purpose, or otherwise limit Tenant’s obligations under this Lease.

(c)                                  Prior to the commencement of the Tenant Improvements, Tenant or the Tenant Improvement Contractor shall provide to Landlord copies of all required building permits for construction of the Tenant Improvements and insurance certificates with coverages and limits as specified by Landlord, naming Landlord and the Manager as additional insureds.  The Tenant Improvement Contractor shall also execute a waiver of mechanics liens in form and substance satisfactory to Landlord, which waiver must be filed with the Chester County Prothonotary prior to commencement of such Tenant Improvements at Tenant’s expense.

(d)                                 Tenant shall be solely responsible for (i) transportation, safekeeping and storage of material and equipment used in the performance of the work by the Tenant Improvement Contractor, (ii) the cost of removal of debris and waste resulting therefrom, and (iii) any damage caused by the Tenant Improvement Contractor; provided however, that Tenant shall be entitled to draw upon the Tenant Improvement Allowance for payment of costs associated with subsections (i) and (ii) of this subsection (d).

3.                                       Tenant Improvement Costs.

(a)                                  The cost of any improvement, modification, construction, design, management, inspection, review or any other cost or expense incurred toward the preparation of the Tenant Improvements for Tenant’s desired and Permitted Use, including but not limited to the cost of architectural and engineering services, permits and approvals and the sums payable to the Tenant Improvement Contractor, are collectively referred to herein as the “Tenant Improvement Costs”.  The Tenant Improvement Costs shall also include a construction management fee equal to [**] percent ([**]%) of all other costs included in the Tenant Improvement Costs, payable to Landlord to cover the cost of construction management services provided by the Manager to Landlord.  Tenant shall be responsible for payment of the Tenant Improvement Costs as and when due, subject to reimbursement by Landlord in an amount not to exceed the Tenant Improvement Allowance pursuant to Section 4 below.

(b)                                 Prior to commencement of the Tenant Improvements, Tenant shall deliver to Landlord a certificate executed by Tenant attaching a budget (the “Budget”) for the Tenant Improvements, which shall constitute Tenant’s good faith estimate of all Tenant Improvement Costs for the Premises.  Tenant shall be permitted from time to time to adjust the Budget if Tenant’s good faith estimate has changed.

** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.                                       Tenant Improvement Allowance.

(a)                                  Landlord shall reimburse Tenant for any Tenant Improvement Costs for the Premises up to a maximum of the Tenant Improvement Allowance. Landlord shall pay the Tenant Improvement Allowance within 30 days of receiving the following:

(i)                                     final releases of lien signed by the Tenant Improvement Contractor and all subcontractors who provided any labor or materials with respect to the Tenant Improvements (which releases may be contingent upon the receipt of sums reflected in the final payment application and/or which may exclude reasonable holdbacks for punchlist items);

(ii)                                  a certificate executed by Tenant confirming the amount of Tenant Improvement Costs incurred by Tenant and that all Tenant Improvement Costs have been paid by Tenant except for reasonable holdbacks related to punchlist items as specified in such certificate; and

(iii)                               a set of the Plans and Specifications marked to show as-built conditions, which shall be reproducible if permitted by the party that prepared such Plans and Specifications.

(b)                                 Landlord’s obligation to reimburse Tenant in accordance with subparagraph (a) above shall be conditioned upon the following:

(i)                                     No Event of Default shall have occurred and be continuing hereunder at the time any such payment is requested; and

(ii)                                  Construction of the Tenant Improvements shall have been substantially completed.

In the event that the cost of the Tenant Improvements is less than the Tenant Improvement Allowance, Tenant shall receive a credit in the amount of such savings, to be applied against the installments of Base Rent first falling due following determination of the amount of such credit.

EXHIBIT D TO LEASE

Intentionally Deleted

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EXHIBIT E TO LEASE

RULES AND REGULATIONS

1.                                       Except as provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building or Land without the prior written consent of the Landlord.  Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule.  All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.                                       If Landlord reasonably objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3.                                       Tenant shall not obstruct any sidewalk, halls, passages, exits, entrances, elevators, escalators, or stairways of the Building.  The halls, passages, exits, entrances, elevators, escalators and stairways are not open to the general public.  Landlord shall in all cases retain the right to control and prevent access to such areas of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Land, Building and the Building’s tenants; provided that, nothing in this Lease contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.  Tenant shall not go upon the roof of the Building.

4.                                       The directory of the Building will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

5.                                       All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.  Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor, any of Landlord’s Agents or any other person.

6.                                       Landlord will furnish Tenant, free of charge, two (2) keys to each door lock in the Premises.  Landlord may make a reasonable charge for any additional keys.  Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises.  Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

7.                                       If Tenant requires telegraphic, telephonic, computer circuits, burglar alarm or similar services, it shall first obtain Landlord’s consent, which consent shall not be unreasonably

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withheld, conditioned or delayed, and comply with, Landlord’s instructions for their installation, and shall pay the entire cost of such installation(s).

8.                                       Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by Governmental Requirements.  Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight.  Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building or to any other tenant in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

9.                                       Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities permitted by the Lease.  Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations nor shall Tenant bring into or keep in or about the Premises any birds or animals.

10.                                 Tenant shall not waste any utility provided by Landlord and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

11.                                 Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building; provided, however, Landlord is prohibited from including the name of any competitor of Tenant in the name of the Building.

12.                                 Landlord reserves the right to exclude from the Building during non-Business Hours, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified.  Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.  Landlord shall not be liable for damages for any reasonable error with regard to the admission to or exclusion from the Building of any person.  Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

13.                                 Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets at the close of business each day.  Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

14.                                 Tenant shall not arrange for bulk deliveries to the Premises of ice, drinking water, food, beverage, towel or other similar services, except at such hours as may be fixed by Landlord for such deliveries, and otherwise in accordance with these Rules and Regulations.  All such deliveries shall be made by the freight elevator, and not by passenger elevator.

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15.                                 The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be deposited in them.  The expenses of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if it or its employees or invitees shall have caused it.

16.                                 Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises.  Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.  Tenant shall not use the Premises for any business or activity other than that specifically provided for in the Lease.

17.                                 Except as provided in Paragraph 4.31 of the Lease, Tenant shall not be permitted to install radio or television antennas, loudspeaker or other device in, on or about the Premises or Building without Landlord’s consent, and provided that the installation and maintenance of such equipment shall not permeate the membrane of the roof or otherwise vitiate any warranty on the roof of the Building, and provided further that such equipment shall be properly screened.  Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

18.                                 Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises.  Tenant shall not cut or bore holes for wires.  Tenant shall not affix any floor covering to the floor of the Premises in any manner except pursuant to Paragraph 4.5 of the Lease.  Tenant shall repair any damage resulting from noncompliance with this rule.

19.                                 Tenant shall not install upon the Premises any vending machine except at such hours as may be fixed by Landlord for a delivery of heavy equipment and otherwise in accordance with these Rules and Regulations.  Any delivery of any vending machine shall be made by the freight elevator, and not by passenger elevator.

20.                                 Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building or Land are prohibited, and Tenant shall reasonably cooperate to prevent the same.

21.                                 Landlord reserves the right to exclude or expel from the Building and Land any person who, in Landlord’s judgment, reasonably exercised, is intoxicated, under the influence of liquor or drugs or in violation of any of these Rules and Regulations.

22.                                 Tenant shall store all of its trash and garbage within the Premises.  Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal.  All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

23.                                 The Premises shall not be used for lodging or any improper or immoral or objectionable purpose.  No cooking shall be done or permitted by Tenant, except for in the cafeteria and except  that use by Tenant of Underwriters’ Laboratory approved equipment for microwaving food or for

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brewing coffee, tea, hot chocolate and similar beverages shall be permitted; provided that, such equipment and its use is in accordance with all Governmental Requirements.

24.                                 Tenant shall not use in the Premises or in the public halls of the Building any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.  Tenant shall not bring any other vehicles of any kind into the Building.

25.                                 Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

26.                                 Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord or any governmental agency.

27.                                 Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

28.                                 The requirements of Tenant will be attended to only upon appropriate application to the Manager of the Building by an authorized individual.  Employees of Landlord are not required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord is required to admit Tenant to any space other than the Premises without specific instructions from Landlord.

29.                                 Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Land. Tenant shall not use more than its pro rata share of parking spaces.  Tenant shall not leave vehicles in the parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or nonmotor driven bicycles or four-wheeled trucks. Landlord shall have no obligation whatsoever to monitor or police the use of the parking or other common areas.

30.                                 Tenant and Tenant’s Agents shall observe faithfully and comply with the rules and regulations set forth in this Exhibit, provided such rules and regulations are applied to Tenant in a non-discriminatory manner.

31.                                 These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the covenants and conditions of any lease of premises in the Building.  If any provision of these Rules and Regulations conflicts with any provision of the Lease, the terms of the Lease shall prevail.

32.                                 No smoking shall be permitted in the Building except for rooms constructed with ventilation systems approved by Landlord which are vented directly to the exterior of the Building.  No smoking shall be permitted outside the Building except in areas designated by Landlord as smoking areas.

33.                                 Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness

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of the Building and Land and the preservation of good order in the Building.  Tenant agrees to abide by all the Rules and Regulations stated in this exhibit and any additional rules and regulations which are so made by Landlord.

34.                                 Tenant shall be responsible for the observance of all of the foregoing rules by Tenant and Tenant’s Agents.

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EXHIBIT F TO LEASE

SCHEDULE OF CLEANING SERVICES

Daily Cleaning Services

•                  Empty waste baskets and remove refuse to designated area.  Reline and wipe clean receptacles as needed.

•                  Break down all boxes or any items marked trash and remove to designated areas.

•                  Thorough vacuuming of all carpeted area.

•                  Sweep all hard floors (tile, wood, etc.).

•                  Sweep and damp mop all vinyl, marble and quarry tile floors.  Spot buff as needed.

•                  Spot clean minor carpet stains.

•                  Dust and/or wipe clean the following surfaces:

•                                          desks

•                                          chairs

•                                          file cabinets

•                                          tables

•                                          telephones

•                                          pictures and frames

•                                          doors

•                                          lamps

•                                          ledges and shelves

•                                          desk/furniture partitions

•                                          any other horizontal surface of a fixture or furniture subject to collecting dust

•                  Wipe clean the following surfaces:

•                                          window sills and ledges

•                                          counter tops and kitchen cabinets

•                                          private entrance doors

•                                          glass, mirrored and wood doors, panels, windows and walls

•                                          walls in kitchen and disposal area

•                                          conference tables

•                  Wash, clean and disinfect water fountains and/or coolers.  Give special attention to adjacent floor areas.

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•                  Establish regular cleaning maintenance program for floor in public lobby area in conjunction with Property Manager; standard necessary to maintain is high quality shine with no water marks, stains, scuffing or other signs of wear.

•                  Wipe and polish all glass, chrome and metal surfaces such as windows (interior and up to standard ceiling height), partitions, banisters, door knobs, light switch plates, kick plates, directional signs and door saddles.

•                  Dust and wipe clean sand urns.

•                  Polish directory.

•                  Vacuum and spot shampoo all carpet entrance mats.

•                  Spot clean all wall surfaces.

•                  Clean all entrance doors.

Daily Elevators

•                  Wash and polish wood and stainless walls, doors and hall plate.

•                  Keep tracks clean of dust, dirt and debris.

•                  Vacuum carpet.

•                  Spot clean carpet as needed.

Daily Vending Areas

•                  Thoroughly vacuum carpeting and damp mop tile flooring daily.

•                  Special attention to cleaning crevices, between and under vending machines.

•                  Thoroughly wipe all tops and sides of vending machines and express mail box cabinets with damp cloth.

•                  Spot clean all wall surfaces.

•                  Empty trash and reline can daily.

•                  Spot clean exteriors of waste containers.

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Daily Lavatories

•                  Sweep and wet mop all tile floors using disinfectant.

•                  Deck brush under urinals and behind toilets as required.

•                  Thoroughly clean all mirrors, top to bottom.

•                  Scour, wash and disinfect all sink basins, counter tops, bowls, urinals, including undersides.

•                  Wash toilet seats, both sides.

•                  Wipe clean all partitions and tops of ledges.

•                  Wipe clean all wall tile as needed.

•                  Remove all trash and sanitary waste, wash receptacles as necessary.

•                  Remove rubbish to designated area.

•                  Restock hand soap and paper products.

•                  Polish all stainless dispensers and fixtures.

Weekly Cleaning Services

•                  Wash and sanitize metal partitions.

•                  Dust horizontal surfaces exceeding 70” height.

•                  Damp clean ceiling and exhaust fans.

•                  Dust all blinds in common areas.

•                  Sweep fire tower stairwells.

•                  Wet mop as needed.

•                  Wipe hand rails and dust metalwork.

•                  Wipe clean all desk tops and credenzas.

•                  Remove all finger prints and dirt from door frames, kick and push plates, handles and railings.

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•                  Wet wipe all horizontal surfaces to 70” including moldings, shelves, etc.

•                  Polish all fine wood furniture including desks, chairs and cabinets.

•                  Spray buff all vinyl tiles floors as necessary.

•                  Machine buff other hard surfaces, floors to include ceramic, quarry and marble title as necessary.

•                  Wipe clean all plant containers in common areas.

•                  Stiff brush upholstered furniture to remove lint and dirt.

Monthly / Quarterly Cleaning Services

•                  Thoroughly wipe clean all ceiling vents and exhaust fans and area immediately adjacent:  monthly to quarterly, as needed.

•                  Strip and refinish all tile floors including restroom floors on a quarterly basis.

•                  Wipe clean and remove all fingerprints from full height doors on a monthly basis.

•                  Vacuum all upholstered furniture on a quarterly basis.

•                  Thoroughly clean all venetian blinds, pipes, ventilating and air conditioning louvers, ducts and high molding:  monthly to quarterly, as needed.

•                  Wipe clean as needed all vinyl base.  Vacuum as needed all carpet cove base:  monthly to quarterly, as needed.

•                  Spot clean all vertical surfaces on a monthly basis.

•                  Spray buff all vinyl floors (both tenant and common areas) monthly.

•                  Clean exterior windows on a quarterly basis.

Semi-Annual Cleaning Services

•                  Wash all common area walls including wallcovering, paint, marble and vinyl base.

•                  Clean interior windows.

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